================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM 8-K

                                 CURRENT REPORT
     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


              Date of Report (Date of earliest event reported): N/A


                          SUN MOTOR INTERNATIONAL, INC.
             (Exact name of registrant as specified in its charter)


          WYOMING                                          84-0217330
(State or other jurisdiction                   (IRS Employer Identification No.)
    of incorporation)
                                      0-791
                              (Commission File No.)

                    BLOCK B, G/F., PRINCE INDUSTRIAL BUILDING
                        106 KING FUK STREET, SAN PO KONG,
                               KOWLOON, HONG KONG
              (Address of principal executive offices and Zip Code)


                                 (852) 2321 6108
              (Registrant's telephone number, including area code)

                                 NOT APPLICABLE
          (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

================================================================================

ITEM 8.01     OTHER EVENTS

         This Current Report on Form 8-K is being filed to provide more detailed public information on Sun Motor International, Inc. ("Sun Motor" or the "Company") in view of the reorganization of the Company described below.

CAUTIONARY NOTICE REGARDING FORWARD LOOKING STATEMENTS

         The Company desires to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. This Report on Form 8-K contains a number of forward-looking statements that reflect management's current views and expectations with respect to its business, strategies, products, future results and events and financial performance. All statements made in this Report other than statements of historical fact, including statements that address operating performance, events or developments that management expects or anticipates will or may occur in the future, including statements related to volume growth, revenues, profitability, new products, adequacy of funds from operations, statements expressing general optimism about future operating results and non-historical information, are forward looking statements. In particular, the words "believe," "expect," "intend," " anticipate," "estimate," "may," "will," variations of such words, and similar expressions identify forward-looking statements, but are not the exclusive means of identifying such statements and their absence does not mean that the statement is not forward-looking. These forward-looking statements are subject to certain risks and uncertainties, including those discussed below. Actual results, performance or achievements could differ materially from historical results as well as those expressed in, anticipated or implied by these forward-looking statements. The Company does not undertake any obligation to revise these forward-looking statements to reflect any future events or circumstances.

         Readers should not place undue reliance on these forward-looking statements, which are based on management's current expectations and projections about future events, are not guarantees of future performance, are subject to risks, uncertainties and assumptions (including those described below) and apply only as of the date of this Report. Actual results, performance or achievements could differ materially from the results expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below in "Risk Factors" as well as those discussed elsewhere in this Report, and the risks to be discussed in the next Annual Report on Form 10-K and in the press releases and other communications to stockholders issued by the Company from time to time which attempt to advise interested parties of the risks and factors that may affect its business. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

OVERVIEW

         The Company was incorporated in Wyoming on February 23, 1973. The Company had insignificant assets and had not generated significant revenues between April 2004 and the close of the reverse acquisition described below.

         On June 15, 2005, pursuant to the Securities Purchase Agreement and Plan of Reorganization dated as of May 2, 2005 by and among the Company, Bestip Development International Limited, a British Virgin Islands company ("Bestip"), and the shareholders of Bestip, the shareholders of Bestip transferred to the Company all of the outstanding capital shares of Bestip in exchange for the issuance of 28,000,000 shares of the Company's common stock to the shareholders of Bestip (representing approximately 95% of the Company's capital stock outstanding after giving effect to its acquisition of Bestip) (the "Reorganization"). As a result of the Reorganization, Bestip became a wholly-owned subsidiary of the Company.

         Effective August 6, 2005, the Company changed its name from Wyoming Oil & Minerals, Inc. to Sun Motor International, Inc. to reflect the change in the Company's business.

         Since the shareholders of Bestip acquired approximately 95% of the Company's issued and outstanding common shares and the Bestip management team and board of directors became the management team and board of directors of the Company, according to FASB Statement No. 141 - "Business Combinations," the Reorganization has been treated as a recapitalization for accounting purposes, in a manner similar to reverse acquisition accounting. In accounting for this transaction:

         o Bestip is deemed to be the purchaser and surviving company for accounting purposes. Accordingly, its net assets are included in the Company's balance sheet at their historical book values; and

         o Control of the net assets and business of the Company was acquired effective June 15, 2005. This transaction has been accounted for as a purchase of the assets and liabilities of the Company by Bestip. The historical cost of the net liabilities assumed was $0.

BUSINESS

         Sun Motor International Inc. (the "Company") through its operating companies (see the organizational structure shown below) is an original design manufacturer and supplier of micro-motors to the global market with a broad range of applications in automotive parts, power tools, home appliances, business equipment, medical equipment, personal care products and consumer electronics. The Company manufactures and sells a wide variety of custom-designed micro-motors, as well as a catalog of standard micro-motors. As used herein, the Company includes Bestip and its various operating companies. The Company's operations are combined into one reportable segment. See "Segment Information" to the "Notes to Consolidated Financial Statements" included elsewhere in this report.

         The Company, established by Mr. Simon Shi Kai-Biu, Chairman and Chief Executive Officer, in 1983 in Hong Kong, is headquartered in Hong Kong and operates five manufacturing plants in China with a total manufacturing area of approximately 560,000 square feet. The Company's five plants, located in Gong Ming, Xing Feng, Zhao Qing and Feng Gang in Guangdong Province of the People's Republic of China, are vertically integrated to facilitate the manufacture of high quality products at competitive prices. Production capability at the Company's manufacturing facilities encompasses assembling, machining, pressing, tooling, mold making and plastic injection molding to produce components and final products.

         The Company currently employs approximately 4,000 employees. Final assembly facilities are operated on two 10-hour shifts per day with other manufacturing processes operating 24 hours with three shifts of eight hours. The Company currently produces approximately 500,000 units of micro-motors of all types each day, accounting for approximately 82% of our designed production capacity. Annually, the Company's peak manufacturing season is July through October in advance of the Christmas retailing period.

         The Company's manufacturing facilities are certified at the highest levels of industry quality standards including: QS9000 (automotive components), ISO9000 (services and manufacturing) and ISO14000 (environmental protection). Management believes that the Company's manufacturing quality and service have facilitated long-term supply relationships with many of the world's major manufacturers of well-known brands of automotive components, consumer electronics, game consoles, home appliances, power tools, and printers; among these are General Electric, Hamilton Beach, Heller, Panasonic, Ricoh, SEB, Seiko, and Toshiba.

         The trend toward the increasing outsourcing of manufacturing to China from Japan, Europe and North America has been a significant factor in the Company's revenue growth and product application expansion in the past three years. Additionally, increasing automation of motor vehicle components has led to increased demand for micro-motors for such automotive applications as brake components, headlamp adjustors, keylock systems, and seat adjustors. In addition to increased demand for the Company's products in automotive parts assembly for export, rapid growth in China's domestic motor vehicle industry is driving an increase in assembly operations managed by international auto component groups.

The Company is beginning to benefit from this trend as well as from a general movement for outsourcing operations up the value chain from generic products such as personal care items and toys to higher-value applications in business equipment, electronics, and power tools. The Company's strategy is to move up the value chain to become a system solution provider (see "Growth Strategy").

         The Company's major selling markets are Asia, Europe and North America, which, on a combined basis, account for approximately 80% of annual sales. The Company's products are distributed mainly through direct sales by its Sales and Marketing Department and also through four exclusive agents for North America, Europe and Southeast Asian markets. The Company's agents act on an exclusive basis and sell products on the basis of either product category or geographic region. Agency arrangements are reviewed and renewed annually. The Company provides technical support to the direct sales team and sales agents together with in-house product engineering for customers to develop custom solutions for micro-motor requirements.

         To broaden the Company's market and product applications, the Company markets its products by regular participation in major trade shows in Japan, Germany, China and the US. Trade show attendance is aimed at generating new clients and promoting the Company's production and manufacturing services. Moreover, these forums allow the company to collect up-to-date market intelligence and other trends affecting the micro-motor industry. Such information enables the Company to continually enhance its competitive position. These forums allow the Company to collect information on market developments and product applications to enhance competitiveness within the industry.

         The Company's product engineering team has ongoing communications with its clients to tailor product specifications to engineering requirements. The Company employs over 130 engineers at its manufacturing locations as well as a Sales and Marketing Division. This capability coupled with vertically integrated production facilities allows the Company to work with customers in developing new products to meet performance and form factors such as shape, size and weight. By becoming a product development partner with its customers, the Company can secure preferred supplier status and ensure the Company's position as a leading micro-motor supplier. The Company's strategy is to be a fully certified and preferred supplier once large-volume orders are awarded by its customers. Given the focus on product quality, cost and service, the Company believes that it can compete more effectively with larger manufacturers in the industry. At the same time, the focus on design and engineering during the development stage of the order process has led to the Company being a preferred supplier to many major multinational clients.

         The Company's growth strategy is built around expanding its production capacity for higher-end motors to accommodate the increasing trend to outsourcing by multinationals, and developing a role as a key supplier for the rapidly growing automotive components sector. The Company will also consider strategic acquisitions that provide access to new markets or provide for manufacturing cost savings through utilization of the Company's China manufacturing capabilities.

         The following is a chart of the organizational structure of the Company.

                                                 ------------
                                                   Sun Motor
                                                International,
                                                     Inc.
                                                    (OTCBB
                                                listed vehicle)
                                                 ------------
                                                       |
                                                       | 100%
                                                 ------------
                                                    Bestip
                                                  Development
                                                 International
                                                    Limited
                                                (British Virgin
                                                   Islands)
                                                 ------------
                                                       |
                                                       |
     ---------------------------------------------------------------------------------------------------
     |             |             |             |             |             |             |             |
     | 100%        |  90%        | 100%        | 100%        | 100%        | 100%        | 100%        | 100%
     |             |             |             |             |             |             |             |
-----------   -----------   -----------   -----------   -----------   -----------   -----------   -----------
 Sun Motor     Sun Motor     Sun Motor     Sun Motor    Billion Top    Sun Motor     Sun Micro     Sun Motor
 Industrial   Manufactory    Precision        OEM      Developments     Holding        Motor       Auto Parts
 Co Limited     Limited       Products    Co Limited     Limited        Company     Technology      Company
                  ***         Limited                                   Limited       Limited       Limited
    (HK)         (HK)          (HK)           (HK)         (BVI)          (HK)         (HK)          (HK)
-----------   -----------   -----------   -----------   -----------   -----------   -----------   -----------
                                                             |
                                                             |
                                        -------------------------------------------
                                        | 100%        | 100%        | 100%        | 100%
                                        |             |             |             |
                                   -----------   -----------   -----------   -----------
                                     Fuvanka       Classic     Dragon Hero       Hysan
                                    Industries      Choice    International  International
                                     Limited     Investments     Limited       Investment
                                                   Limited                      Limited
                                      (HK)          (BVI)         (BVI)          (BVI)
                                   -----------   -----------   -----------   -----------


-------------------------------------------------------------------------------------
COMPANY NAME                                  BUSINESS OPERATIONS
-------------------------------------------------------------------------------------
Bestip Development International Limited      Investment Holding
-------------------------------------------------------------------------------------
Sun Motor Industrial Co Limited               Investment Holding
-------------------------------------------------------------------------------------
Sun Motor Manufactory Limited                 Manufacturing and trading - toys motor
-------------------------------------------------------------------------------------
Sun Motor Precision Products Limited          Manufacturing - metal and plastic parts
-------------------------------------------------------------------------------------
Sun Motor OEM Co Limited                      Manufacturing and trading - DC motor
-------------------------------------------------------------------------------------
Sun Motor Auto Parts Company Limited          Manufacturing and trading - auto parts
-------------------------------------------------------------------------------------
Sun Motor Holding Company Limited             Dormant
-------------------------------------------------------------------------------------
Sun Micro-motor Technology Limited            Staff employment
-------------------------------------------------------------------------------------
Billion Top Developments Limited              Investment Holding
-------------------------------------------------------------------------------------
Fuvanka Industries Limited                    Property Holding
-------------------------------------------------------------------------------------
Classic Choice Investments Limited            Investment holding
-------------------------------------------------------------------------------------
Dragon Hero International Limited             Investment holding
-------------------------------------------------------------------------------------
Hysan International Investment Limited        Investment holding
-------------------------------------------------------------------------------------

         ***Sun Motor Manufactory Limited is the toys motors trading arm of the Company, it is 90% and 10% held by the Company and Miss Lau Lee Tsun, an unrelated third party, respectively. The sales of toys motors accounted for about 16% of the Company's total sales in the year ended March 31, 2005.

MICRO MOTOR INDUSTRY

INDUSTRY OVERVIEW

         In recent years, the micro-motor industry has experienced strong growth as technological advances and changes in consumer demand across several complementary industry sectors including automotive, telecom, information technology, industrial and office automation, and home appliances has led to increased usage of micro-motors. Micro-motor demand has increased as consumers seek products that have historically used electric motors as well as the development of innovative products that have not historically used electric motors. Other areas expected to generate industry demand for micro-motors are digital electronics, game machines, information terminals, medical equipment, personal computers, power tools and toys.

         The worldwide market for micro-motors is 40 billion(1) in 2005 and forecasted to be 49 billion(1) in 2009, representing an annual growth rate of 5%. Much of the worldwide demand is supplied through China where labor costs facilitate this low-cost production industry. China's economic strength has improved over recent years, as the country is better able to leverage the competitive advantage it has with its labor force to efficiently produce high quality products. As products that use motors continue to move to smaller device housings, industry analysts expect micro-motors to lead future growth in the entire motor industry.

         The micro-motor industry is fragmented and competitive with price sensitivity and new companies entering the market. These companies are often foreign owned and located in Europe or the Pacific Rim and generally have access to low-cost labor in countries such as China or India. Furthermore, Chinese manufacturers typically partner with equipment manufacturers to have access to leading-edge technology and improved research and development know-how. Improved research and development has led manufacturers to begin development of so-called coin motors, which have a thin profile and will address the telecom industry's demand for smaller motors to fit the continually shrinking mobile phone profile.

         In addition to having access to low-cost labor, Chinese manufacturers generally operate at nearly full capacity. Current industry efforts seek to improve manufacturing through increasing production capacity and improving profit margins. Upgrading key processes such as winding, welding, tooling and testing equipment are used to increase the production output of a given facility. Many manufacturers in this industry have implemented a structured quality assurance process, such as ISO 9000, which should minimize defect rates and increase total capacity production. Manufacturers are also expanding productivity by adding facilities and vertically integrating, which help ensure that the quality of the input materials is consistent with the quality requirements of the final output. Shifting manufacturing efforts from lower-profit motors to higher-profit motors is a trend evident in the industry, as manufacturers shift production into the automotive sector.

         The Micro-motor Committee of the China Electrical Engineering Academy (the "Academy") forecasts stronger motor exports in upcoming years. China is expected to continue its strong manufacturing efforts in the micro-motor industry. China expects to export 580 million AC motor units and 2.6 billion DC motor units in 2006. The AC export market is expected to grow approximately 5% from 2005 to 2006 and the DC market is expected to grow approximately 9% over the same period. In addition, the global demand for all Chinese micro-motor exports including, AC/DC and all other types, is expected to realize a 10% average annual growth rate through 2006. Currently, nearly 66% of the DC micro-motor production that China provides is exported to Asia and other parts of the world. Industry sector growth supports the forecasts of the Micro-motor Committee of the Academy. Further growth in several of the sectors that utilize micro-motors is expected in the future. The auto, telecom and consumer electronics industries are expected to continue driving demand consistent with the forecasts of the Academy.

(1)      Source: Estimation of the Company.

AUTO INDUSTRY:

         The auto industry continues to be a leading source of growth in the micro-motor industry. Automotive industry micro-motor sales in Japan, Western Europe and North America in 2004 were approximately $21.4 billion(2) and are forecasted to grow to $25.5 billion(2) in 2007, a 7% compound annual growth rate. Increases in demand for micro-motors continue as improvements in functionality and convenience become more important for consumers. The auto industry has historically used micro-motors for numerous functions to improve the comfort and operational effectiveness of vehicles. Through innovative design the micro-motor industry has developed new uses for its products, which have become pervasive throughout automobiles. These new applications provide improved comfort, convenience, and safety for the consumer by performing tasks that were once performed manually or by cranks, gears, and levers such as: headlamp cleaning systems, moveable door mirrors, electric braking systems, door closure systems, seatbelt retractors, seat adjustors, power sunroofs and electric steering systems. Industry analysts have estimated that as automobiles become more sophisticated, the number of micro-motors required on a vehicle can reach as many as 60, with most contemporary models requiring at least 25 micro-motors.

WIRELESS INDUSTRY:

         The wireless sector will continue to provide significant growth in the electric micro-motor industry as demand for mobile phone handsets continues to rise. Electric micro-motors are used in mobile phones to activate the silent mode "vibrate" function and to operate the zoom function on the camera feature. As handset manufacturers strive for miniaturization and improved sleekness, micro-motor demand will continue to grow with the rapidly growing mobile phone sector. Industry analysts expect the worldwide mobile phone market to generate sales of $120 billion for 2005 on unit volume phone shipments of approximately 810 million. Each mobile unit has at least one micro-motor. The Gartner Group's long-term industry forecast calls for total units shipped in 2009 to surpass 1 billion, a 23% increase over 2005's estimated volume. The graph below shows the projected unit growth rates for the mobile phone industry. Much of this growth is attributed to the Asia/Pacific segment of the market, which currently represents approximately 25% of the worldwide market and is expected to grow to 33% by 2009.

                         Annual Mobile Phone Unit Sales

                                [GRAPHIC OMITTED]

                       SOURCE: THE GARTNERGROUP JULY 2005

CONSUMER ELECTRONICS INDUSTRY:

         The consumer electronics sector expects to drive a portion of the increased demand for electric micro-motors through its product growth in several segments. Electronic motors are incorporated in many of the product lines that consumers enjoy. Micro-motors spin the discs in CD and DVD players. In computers

(1)      Source: Just-auto.com
and game consoles micro-motors cool the unit by operating a fan and vibrating the controller. In printers micro-motors perform many functions such as feeding the paper and operating the ink boom. The prime product drivers in the consumer electronics industry are expected to be office products, VCD and DVD players, personal computers, and game consoles.

COMPETITIVE STRENGTHS

         Since inception in 1983, the Company's operating philosophy has been to focus on product quality and manufacturing efficiency. Recognizing that long-term supplier relationships with international brand manufacturers are driven largely by quality and price, the Company has continually invested in developing state-of-the-art facilities with strong managers trained in leading industrialized countries, including Japan and Taiwan, and has maintained a commitment to research and development. The Company's facilities are now certified to the highest level of international manufacturing standards.

         The Company has also developed a vertically integrated business model where key components used in the assembly of the finished product are manufactured in-house. This vertical integration enables the Company to ensure maintenance of quality standards and reliability of production.

         The Company has a workforce of approximately 4,000. The Company strives to maintain high worker efficiency and productivity rates while providing a safe work environment that has led to negligible industrial accidents. Compensation rates and promotion scales are closely monitored by management and are performance linked, resulting in a high worker retention rate and average length of service. As a result of these practices, the Company has been able to attract experienced executives from major competitors to supplement its management team.

         The Company's operating philosophy and customer service have enabled it to develop as a supplier to key international brand manufacturers such as Heller and Toshiba. These groups place great emphasis on quality and reliability from their component suppliers as technology and price competition in the market for finished products such as printers, Sony PlayStations and notebook computers intensifies. As a result of the Company's commitment to service and quality, order flow from multinational companies has been increasing steadily over the past three years.

         Outsourcing of automobile components to China has increased sharply over the past several years. In addition, the Company has used its expertise and reputation to capitalize on increasing demand for micro-motors used in vehicles and has established an automotive group. The Company's significant capital investment in its production facilities over the past 20 years has enabled it to achieve certification of its auto component production at QS 9000 level, the highest certification, and has thus enabled it to qualify as a preferred supplier for international component groups such as Valeo (France) and Bosch (Germany).

         In addition to its preferred-supplier status, the Company's commitment to vertical integration has enabled it to diversify its automotive product capabilities from micro-motors into related areas such as forged steel parts and casings and extruded plastic moldings. The Company uses these parts within its micro-motors and does not sell these parts to other third-party independent manufacturers.

         The market for manufacturing micro-motors is highly competitive. In a competitive industry such as micro-motors, customer service and engineering capabilities play a significant role. The Company combines its sales efforts with custom-tailored engineering solutions, developed in close cooperation with key customers. As tolerance levels and power requirements for micro-motors grow with increasingly sophisticated applications, a generic approach to manufacturing does not win client orders. Nearly all global providers of consumer electronics, cell phones, and automobiles are under pressure to produce a finished product of the highest quality at a low price. The Company's objective is to engineer and produce at an attractive price products to satisfy the rigorous quality requirements imposed by the international component industry, thereby enabling the Company to provide an industry-leading value proposition to its customers.

GROWTH STRATEGY

         The Company seeks to achieve continued revenue growth, improved profit margins and increased market share as one of the premier global producers of micro-motors. This growth strategy encompasses:

         o PENETRATING THE RAPIDLY GROWING HIGH TECHNOLOGY AND AUTOMOTIVE SECTORS. As micro-motor applications in the automotive components and technology industries increase, the Company intends to exploit its world-class production facilities to develop a key role in these sectors. China's automobile sales have expanded at over 30% per annum over the past two years. At the same time, China is being increasingly used by multinationals as a subcontract manufacturer for a wide variety of products, both automotive and technology based, utilizing an increasing level of micro-motor engineered components. Micro-motors are widely used, for example, in passenger sedans' power window and door lock systems, ABS braking systems, headlamp adjusters, rear-view mirror adjusters, seat adjusters and air conditioning systems.

         o EXPANSION OF PRODUCTION CAPACITY TO MEET INCREASING ORDERS FROM CUSTOMERS. The production lines of the Company's assembly manufacturing facilities are operating largely at full capacity. Currently, the Company produces approximately 500,000 micro-motors per day. Based on existing available factory area and with additional investment in assembly stations, dies, molds and machines, the Company believes it can increase the daily production capacity to 800,000 units, or 60% higher than current capacity. The company intends to expand its existing manufacturing facilities to enable it to meet the needs of its customers and to address future needs from new customers

         o BROADEN PRODUCT APPLICATION BY ACQUISITIONS. The Company will also consider strategic acquisitions that provide access to new markets or provide for manufacturing cost savings through utilization of the Company's Chinese manufacturing capabilities. The Company's strategy is based on acquisition of key clients and the ability to shift production from Europe and the US to its China facilities to enhance profitability and efficiency.

         o        MOVE UP THE VALUE CHAIN TO BECOME A SYSTEM SOLUTION PROVIDER.
                  The Company intends to offer its customers complete solutions, which also carry higher margins than individual components. In addition, being a systems supplier will enable the Company to strengthen its customer relationships. The Company is actively developing its capacity to provide system or module solutions to its customers.

PRODUCT CATEGORIES

         Micro-motors are a category of motor typically applied to consumer and business products. Motors are the devices that provide the actual speed and torque in a drive. The Company's product line covers both AC (alternating current) and DC (direct current) motors. Motors can be categorized into AC motors (single and multiphase motors, universal motors, servo motors, induction motors, synchronous motors, and gear motors) and DC motors (brushless motors, servo motors, and gear motors) as well as linear, stepper and air motors, and motor contactors and starters. AC motors require an alternating current or voltage source, for their power, which can be accessed in wall outlets in one's house, to function properly. DC motors require a direct current or voltage source (like the voltage from batteries) to make them work.

AC Motors
---------

         AC (alternating current) motors encompass single/multiphase, universal, servo, induction, synchronous, and gear-motor types. The magnetic field generated by AC motors is produced by an electromagnet powered by the same AC voltage as the motor coil. There are many advantages in the use of AC motors aside from the wide availability of AC power.

         Some types of AC motors do not use brushes or commutators. This eliminates many problems of maintenance and wear, and also eliminates the problem of dangerous sparking. AC motors are also particularly well-suited for constant-speed applications, as the motor speed is determined by the frequency of the AC voltage applied to the motor terminals.

         There are two distinct types of AC motors: synchronous and induction. A synchronous motor consists of a series of three windings in the stator section with a simple rotating area. A current is passed through the coil, generating torque on the coil. Since the current is alternating, the motor will run smoothly only at the frequency of the sine wave. This allows for constant, unvarying speed from no load to full load with no slip.

         Induction motors are the more common of the two motor types. They use electric current to induce rotation in the coils rather than supplying the rotation directly. Induction motors use shorted wire loops on a rotating armature and obtain their torque from currents induced in these loops by the changing magnetic field produced in the field coils.

DC Motors
---------

         DC motors are configured in many sizes and types, including brushless, servo, and gear. DC motors consist of a rotor and a permanent magnetic field stator. The magnetic field is maintained using either permanent magnets or electromagnetic windings. DC motors are most commonly used in variable speed and torque applications.

         Brushed DC motors have built-in commutation, meaning that as the motor rotates, mechanical brushes automatically commutate coils on the rotor. Brushless DC motors use an external power drive to allow commutation of the coils on the stator. Brush-type motors are used when cost is a priority, while brushless motors are selected to fulfill specific requirements, such as maintenance-free operation, high speeds, and hazardous environments where sparking could be dangerous.

PRODUCT MIX

         The Company's revenue growth by product type and product mix for the past three years ended March 31 is as shown below:

----------------------------------------------------------------------------------------------------------
                             2005                               2004                        2003
----------------------------------------------------------------------------------------------------------
                Sales        %      Growth rate    Sales        %      Growth rate    Sales        %
                                      vs prior                           vs prior
                                                                           year
----------------------------------------------------------------------------------------------------------
  AC Motors      $16.2 m      33.3%        38.5%    $11.7 m      29.2%        36.0%     $8.6 m      23.4%
----------------------------------------------------------------------------------------------------------
  DC Motors      $32.5 m      66.7%        14.8%    $28.3 m      70.8%         0.4%    $28.2 m      76.6%
----------------------------------------------------------------------------------------------------------
    Total        $48.7 m     100.0%        21.8%    $40.0 m     100.0%         8.7%    $36.8 m     100.0%
----------------------------------------------------------------------------------------------------------


The Company classifies product applications into five areas: automotive products, home appliances, power tools, business and personal care products, and audio and visual products. The following table shows examples of the end products with typical applications.

Products Applications
---------------------

----------------------------------------------------------------------------------------------------
Products                       Applications                                          Sales % in 2005
----------------------------------------------------------------------------------------------------
Automotive Products            Door-lock, flap actuator, washer pumps, mirror             0.6%
                               adjusters, head lamp adjusters
----------------------------------------------------------------------------------------------------
Home Appliances:               Can openers, electric knives, blenders, juice              33.5%
                               extractors, slicers, mixers, coffee makers, fans
                               and vacuum sealers
----------------------------------------------------------------------------------------------------
Power Tools:                   Power tool, screw drivers, ice shaving machine,            15.4%
                               exhaust fan, sewing machines and range hoods
----------------------------------------------------------------------------------------------------
Business and Personal Care     Printer products, shredders and copiers, hair              34.8%
Products:                      dryers, massagers, shavers, hair trimmers, tooth
                               brushes and toys
----------------------------------------------------------------------------------------------------
Audio and Visual Products:     Game controllers and CD/VCD/DVD player spindles            15.7%
----------------------------------------------------------------------------------------------------


SALES AND MARKETING

         The Company's sales methods encompass direct sales, agency arrangements, participation in trade shows, referrals, advertising, and the Company's website.

         The Company sells to customers in Hong Kong, Japan, Shanghai and Shenzhen by direct sales from our offices in China, Japan and Hong Kong. The Company sells to US, European and Southeast Asian customers through four sales agents that represent the Company in different geographic regions and for different products.

ORGANIZATION

         For markets in China, Hong Kong, Taiwan and Japan, we engage in direct sales from our sales offices in China, Hong Kong and Japan. The sales team in Hong Kong consists of 17 staff, including a Marketing Manager, six Engineers and ten Account Managers.

         For US, European and other markets, the Company sells its products through four agents including SMA Industrial LLC in the US, H3R Global Beschaffungs Agenture in Germany, Eloy & Becker Sprl in Europe and Device Electronics Pte. Ltd. in Southeast Asia.

         The Company provides technical, engineering and after-market support to the Company's agents from the Business Development Unit of the Sales and Marketing Department, which consists of nine engineers and the Company's Customer Services Representative Office.

------------------------------------ -------------------- --------------- ------------------------------------
Company Name                         Years of             Market          Remarks
                                     Relationship         Coverage
------------------------------------ -------------------- --------------- ------------------------------------
SMA Industries LLC (SMA)             Started in 2001      USA             Non-exclusive
                                     Renewed for 05-06                    Non-automotive related micro-motors
                                                                          SMA can sell only Sun Motor's
                                                                          micro-motors
------------------------------------ -------------------- --------------- ------------------------------------
Eloy & Becker Sprl, (EBS)            Started in 2002      Europe ex       Non-exclusive
                                     Renewed for 05-06    Germany         EBS can sell only Sun Motor's
                                                                          micro-motors
------------------------------------ -------------------- --------------- ------------------------------------
H3R Global Beschaffungs              Started in 2003      Germany         Non-exclusive
Agenture, (H3R)                      Renew for 05-06                      H3R cannot sell other
                                                                          than Sun Motor's micro-motors
------------------------------------ -------------------- --------------- ------------------------------------
Device Electronics Pte.  Ltd.        Started in 2002      Southeast Asia  Non-exclusive
                                     and renewed for                      Device Electronics cannot sell other
                                     05-06                                than Sun Motor's products

Note: Highlights of the terms and termination of the Company's Agency Agreements
(by geographical location):

         The Company's Sales and Marketing Department has a Customer Service
Representative Office that supports, deliveries, returns of goods, customer complaints and administrative matters. To broaden our market and product applications, the Company also attends and/or participates in five major trade shows in the US, Germany and China. The Company is able to effectively meet new clients and also promote its products and manufacturing services at trade shows.
Moreover, these forums allow the Company to collect market information on product development and applications to enhance its competitiveness.

         The Company attends the following trade shows regularly:

------------------------------------------------------ --------------------------- -----------------------------

                     TRADE SHOW                            TRADE SHOW SEASON              MARKET COVERAGE
------------------------------------------------------ --------------------------- -----------------------------

SAE Worldwide Congress, U.S.                           April every year            Automotive
------------------------------------------------------ --------------------------- -----------------------------

                                                                                   Electrical &
Specialist Electrical Engineering Fair (Germany)       October (every other year)  electro-technical engineering
------------------------------------------------------ --------------------------- -----------------------------

Homesolutions Trade Fair and Congress (Germany)        March (every year)          Home appliances
------------------------------------------------------ --------------------------- -----------------------------

                                                                                   Electronics components,
Electronica 2004 (Germany)                             November (every year)       systems and applications
------------------------------------------------------ --------------------------- -----------------------------

China Int'l Small Motor & Technology Conference &
Exhibition (China)                                     November (every year)       Micro-motors
------------------------------------------------------ --------------------------- -----------------------------

                                                                                   Electronics components and
Techno Frontier (Japan)                                April (every year)          micro-motors
------------------------------------------------------ --------------------------- -----------------------------


         From time to time, the Company's sales offices receive inquiries from companies referred by existing clients, various trade organizations and business associations.

         The Company's website, www.sunmotor.com.hk and trade journals are also effective means to attract potential customers to request information on our products, pricing and services.

         The Company markets its products, manufacturing services and capabilities by emphasizing the following features in addition to pricing:

         i.       Quality and reliability;

         ii.      Engineering capability to meet customer specification;

         iii.     Delivery time; and

         iv.      Quantity.

         The sales cycle from initial contact with a new customer to obtaining bulk order generally takes 16 to 18 months. This includes 12 months from initial contact to sample and another 4 to 6 months from sample to quantity order.

         The peak months of Sun Motor's sales are the five months from June to October each year. The peak season accounts for 55% to 60% of the Company's total revenues, due mainly to Christmas sales.

         Currently, the Company produces approximately 500,000 units of micro-motors per day. Based on existing available factory area and additional investment of assembly stations, dies, molds and machines, the Company believes it can increase the daily production capacity to 800,000 units or 60% higher than current capacity.

         Although long-term contracts are not a typical practice in the industry, customer loyalty exists with larger and major brand name customers. This is due to quality, delivery time, quantity and after-sales services which are important to ensure that customers' final products live up to their names. In short, a customer's switching cost is high. As such, the Company intends to build long-term supply relationships with its quality products and customer satisfaction. After the Company has successfully satisfied customers' trial-order quality requirements, customers typically start to reorder at a higher reorder rate. This reorder rate varies from customer to customer. In the past three years, while the average reorder rate is ranged between 106-108%, the Company has consistently experienced higher reorder rates from its large multinational customers.

CUSTOMERS

         The Company supplies hundreds of customers around the world. Revenues derived from the Company's top ten customers were 52%, 52%, and 48% for the three fiscal years ended March 31, 2003, March 31, 2004, and March 31, 2003, respectively. During that period, no one end user accounted for more than 11% of total revenues.

         In the year ended March 31, 2005, the Company's sales to Japan, Asia (ex-Japan), the US, Europe and ROW were 39%, 27%, 6%, 7% and 19%, respectively.

         While sales to European and US customers accounted for a small portion of our global sales, the sales trend to these geographic areas is rising. The main reason for this outsourcing trend is that Asian suppliers such as Sun Motor continue to improve their engineering capability to meet customers' complex design requirements at a lower cost than US and European customers' in-house micro-motor production capability. In fact, management believes that most of the Company's existing or potential US or European customers are expected to switch to outsourcing micro-motor to lower-cost-base suppliers in China from their local or in-house suppliers.

         The Company's believes its customers evaluate the Company's product and services by the following factors, in order of importance:

         a. Quality / performance;

         b. Engineering capabilities;

         c. Manufacturing lead time;

         d. Price; and

         e. Ability to deliver / manufacture in quantity.

         The following table summarizes the Company's assessment of the various decision factors of customers when selecting a micro-motor supplier:

------------------------ ----------------- ------------------ ------------------
                             High-value    Mid-value customer Low-value customer
                              customer
                          Auto/Power tools   IT/electronics          Toys
------------------------ ----------------- ------------------ ------------------
Tech Performance                High              High                Low
------------------------ ----------------- ------------------ ------------------
Quality                         High              High                Low
------------------------ ----------------- ------------------ ------------------
Price                            Low              High               High
------------------------ ----------------- ------------------ ------------------
Quantity                        High               Low                Low
------------------------ ----------------- ------------------ ------------------

EMPLOYEES

         As of September 30, 2005, the Company had 4,096 employees. Of the 4,096 employees, 36 were in sales and marketing, 131 were in R&D and engineering, 27 were in material control and purchasing, 229 were in accounting and administration and 3,673 were production related. Of all the employees of the Company, 141 employees, including senior management, were engineers, professionals or university graduates.

PRODUCTION FACILITIES

         The Company's production facilities are located in five manufacturing plants within Guangdong province in China with a total production area of 560,000 square feet as shown in the following table.

------------------------- ----------------- ---------------------- ------------------------------------------
Plant                        Area Sq/Ft     Main Product           Location
------------------------- ----------------- ---------------------- ------------------------------------------
Gong Ming Plant 1           86,120 Sq/Ft    AC motors              Third Industrial District, Gong Ming
                                                                   Town, Baoan District, Shenzhen,
                                                                   Guangdong, P.R.C.
------------------------- ----------------- ---------------------- ------------------------------------------
Gong Ming Plant 2          107,650 Sq/Ft    DC motors              8 Nan Huan Road, Gong Ming Town, Baoan
                                                                   District, Shenzhen, Guangdong, P.R.C.;
------------------------- ----------------- ---------------------- ------------------------------------------
Zhao Qing Plant             75,355 Sq/Ft    DC motors              Chen Guang Industrial District, Guang Li
                                                                   Town, Din Hu District, Zhao Qing,
                                                                   Guangdong, P.R.C.
------------------------- ----------------- ---------------------- ------------------------------------------
Xing Feng Plant             53,825 Sq/Ft    DC motors              44 Xi Ling Road, Fend Cheng Town, Xing
                                                                   Feng County, Zhao Guan City, Guangdong,
                                                                   P.R.C.
------------------------- ----------------- ---------------------- ------------------------------------------
Feng Gang Plant            236,830 Sq/Ft    Metal and plastic      Jin Feng Huang Industrial District, Feng
                                               components,         Gang District, Dong Guan, Guangdong,
                                            Mold making,           P.R.C
                                            Tooling
------------------------- ----------------- ---------------------- ------------------------------------------


                                             13

         Except for the Zhao Qing Plant, the manufacturing plants are owned by unrelated Chinese enterprises. The Company imports all or part of the raw materials, parts and components, and provides production equipment, machinery and manpower, and the Chinese enterprises provide land, building and utilities. The Company pays the Chinese enterprises periodic fixed charges to compensate for the provision of land, building and utilities, which, in part, is based on the number of employees at a particular location. The Zhao Qing Plant is a wholly owned foreign enterprise established in China. The Company owns and operates the Zhao Qing Plant through its 100% owned subsidiary, Classic Choice Investment Limited.

         The current aggregate production capacity is greater than 500,000 units per day. To meet increasing demand from its customers, the Company believes it can achieve capacity of 800,000 units per day by increasing new production lines and manpower in the current available production areas.

         To maintain the best product quality, the Company invests in machinery and equipment and upgrades production efficiency. All of its manufacturing plants are predominately equipped with machinery and equipment imported from the US, Germany, Japan and Taiwan.

RAW MATERIALS AND SUPPLIERS

         Key raw materials for micro-motors consist of (1) brushes, (2) cold rolled steel, (3) copper wire, (4) magnets and (5) silica steel. The raw material supply sources are widely available and diversified. The Company currently has at least three suppliers for each of the five categories of raw materials. The Company does not implement a hedging policy against the fluctuation of raw material prices.

INTELLECTUAL PROPERTY

         The Company has obtained a trademark for the Company's logo. The Company has not obtained patent protection for any of its intellectual property. The Company has obtained agreements from its key employees with respect to protecting the Company's trade secrets and confidential know-how.

COMPETITION

         From its beginnings as a relatively simple component of basic toys, household products and personal care equipment, the micro-motor has evolved into an integral part of daily life with an enormous range of applications. Increasing automation across the consumer spectrum has resulted in micro-motors becoming a key component of the automotive, technology, communication and health care markets. The ubiquitous nature of micro-motors in today's consumer market, as well as the trend toward outsourcing to China the manufacturing of consumer products have resulted in a largely fragmented industry with most of the lower-end, basic motors being supplied by a large number of small manufacturers based in China.

         Smaller competitors focus on supplying local manufacturers of lower-end high-volume products in the mass market, and they generally lack the quality standards, technology and efficiency demanded by international brand companies necessary to meet higher-end applications.

         At the other end of the micro-motor spectrum, the industry is dominated by two major companies, Johnson Electric Holdings Ltd of Hong Kong and Mabuchi Motor Company of Japan, which together control approximately 80% of the global micro-motor market. While both companies produce for the audio and visual, automotive, business equipment, and home appliance markets, Johnson Electric is the market leader in automotive products and Mabuchi has a larger market share in business equipment and audio and visual products.

         In the past 12 months, the Company has succeeded in obtaining orders from key clients, including the largest printer company in the world, which were originally intended for competitors. The Company was able to secure these orders for inkjet printers on price and tolerance levels.

         The Company's competitive advantage over smaller firms lies in its vertically integrated production capability, which enables the Company to achieve better quality, better cost-controls and production schedules that meet customers' demanding just-in-time production requirements.

         Although larger competitors have greater resources, the Company is often able to offer lower prices and customized solutions. As the global outsource trend persists, multinational customers typically prefer to diversify their purchasing sources among more than two suppliers. The Company is considered by major multinational customers as a premier supplier comparable to larger members of the peer group. Smaller competitors are generally not vertically integrated nor do they have the capability to provide any design and engineering services, hence, they are typically unable to offer customized solutions or secure the quality and cost advantages of outsourced components. As such, smaller competitors can typically supply only to the lower-end of the market, such as motors used in toys and personal care products.

MANAGEMENT

Shi Kai Biu, Simon - President, Chief Executive Officer and Founder

         Mr. Shi founded the Company and its predecessor in 1983 and currently directs the Company's strategic planning and overall business development efforts. He has over 25 years of manufacturing and marketing experience in electrical products and the micro-motor industry. Mr. Shi has received numerous awards, including: Young Industrialist of Hong Kong, Ten Outstanding Young Persons of Hong Kong, and the Governor's Award for Industry. Mr. Shi is currently President of the Hong Kong Small and Medium Enterprises Association, President of the China National Micro-motor Industry Association and Vice Chairman of the Hong Kong Productivity Council - Hong Kong Automotive Industry Group. Mr. Shi received a Certificate in Electrical Engineering from Hong Kong Polytechnic University.

Frank Wang - Senior Vice President and Managing Director

         Mr. Wang joined the Company in 2004 and currently manages the Company's strategy and business development. From 1990 to 2004, Mr. Wang was Laboratory Manager, Engineering Manager and General Manager of China area operations for Johnson Electric. Mr. Wang has over 15 years of experience in the micro-motor industry for micro-motor design, motor testing, motor technology development, engineering management, marketing and sales force development. Mr. Wang received a Master of Science degree in Electrical Engineering from the University of Bridgeport, US in 1992 and a B.S. degree in Electrical Engineering from Shanghai University in 1987. He is an IEEE member and an ISA member.

Ho Koon Lun - Chief Operating Officer

         Mr. Ho joined the Company in 1988 and currently directs the Company's product development and production engineering in DC motors. Mr. Ho's work experience dates back to 1981, and prior to joining the Company, Mr. Ho managed product design, quality assurance, research and development and production departments for numerous industrial companies in Hong Kong. Mr. Ho received a B.S. degree in Electrical Engineering from National Taiwan University.

Wong Kwong Ling, Eric- Chief Financial Officer

         Mr. Wong joined the Company in 2004 and currently manages the Company's accounting and financial departments. Between 1991 and 2004, Mr. Wong was Financial Controller for The Optical Centre Company Limited, Accounting Manager for Texwood Group, Finance Manager for China North Industries Investment Management Limited and Finance and Administration Manager for CASTIC-SMP Machinery Corporation. Mr. Wong received a bachelor's degree in Business Administration from the Chinese University of Hong Kong, a post-graduate degree in Accounting and Financial Management from University of New England in Australia, and an M.B.A. from Heriot Watt University in the United Kingdom. Mr. Wong is a CPA Member of the Australian Society of Certified Practicing Accountants and Hong Kong Institute of Certified Public Accountants.

Chang Yung Ying - Vice President of Sales and Marketing

         Miss Chang joined the Company in 2004. She is responsible for the marketing and business development of the Company, with emphasis on the PRC and Taiwan. From 1990 to 2003, Miss Chang was the General Manager of Cheng Ying Company Limited, a building materials trading and construction engineering company based in Taiwan.

Shi Kin Bon, Jacky - Vice President of Sales and Marketing (Japan)

         Mr. Jacky Shi joined the Company in 2005. Mr. Shi is responsible for sales and business development of Sun Motor Japan. Mr. Shi is also responsible for improving the efficiency of the manufacturing process for the purpose of optimal cost structure. Mr. Shi graduated with the Bachelor of Law, Bachelor of Commerce and Diploma in Japanese from the University of Melbourne, Australia before joining the Company. Mr. Shi is Mr. Simon Shi's second eldest son.

Teruo Ito - Vice President of Research and Development

         Mr. Ito joined the Company in 2003 and currently manages the Company's R&D department. Mr. Ito has over 38 years of experience in the micro-motor industry. Prior to joining Sun Motor, Mr. Ito was a key member of the product development department for Mitsumi Group of Japan, where he spent 33 years of his career. Mr. Ito has a bachelor's degree in Electronic Engineering from Yamagata University.

Bernard Lenormand - Vice President of Research and Development (Europe)

         Mr. Lenormand joined the Company in 2004 and is responsible for motor research and development. From 1972 to 2004, Mr. Lenormand worked for Moulinex and Euromoteurs of France in product research and development. He has extensive experience in the design of micro-motors and electrical home appliances and contributes much to the business development in Europe.

Hiroshi Tokoro - Vice President of Quality Assurance

         Mr. Tokoro joined the Company in 1999 and currently manages the Company's quality assurance department. Mr. Tokoro has over 40 years of experience as a quality assurance manager. Prior to joining Sun Motor, Mr. Tokoro was a key member of the quality assurance department for Fuji Micro Corporation of Japan, where he spent 32 years of his career.

Pang Siu Cheuk, Peter - Senior Internal Audit Manager

         Mr. Pang joined the Company in 2005. Mr. Pang is in charge of the Internal Audit Department. He has more than 22 years experience working in large manufacturing firms in charge of finance and administration. From 1998 to 2004, he served as the Group Internal Auditor of a listed company in Hong Kong with two subsidiaries and one associate company listed in Singapore for six years. In addition, he was the Hospital Administrator (Finance) in Hong Kong Central Hospital and was responsible for the front office and Finance Department. Mr. Pang graduated from Hong Kong Polytechnics University in 1982 and is a member of Chartered Institute of Management Accountants and Hong Kong Institute of Certified Public Accountants.

BOARD OF DIRECTORS

SHI KAI BIU, SIMON - CHAIRMAN

         For details of Mr. Shi Kai Biu, Simon, please refer to previous introduction in the Management section.

SHI KAI BON, JEFFREY - DIRECTOR

         Mr. Jeffrey Shi joined the Company in 2001. Mr. Jeffrey Shi manages the Company's metal parts operations and is also responsible for marketing and business development of the Company. Mr. Shi was employed by Rockwell Automation Australia Limited from January 2001 through December 2001 in software programming. In 1999, Mr. Shi received a bachelor's degree in Computer Science from the University of Monash in Australia. Mr. Jeffrey Shi is Mr. Simon Shi's eldest son.

         The Company intends to add three additional directors who will be independent under NASDAQ rules and who will constitute a majority of the board of directors. The Company also intends to establish audit and compensation committees, the members of which will be independent. The Company also plans to adopt a Code of Ethics for its senior officers.

RELATED-PARTY TRANSACTIONS

         As of March 31, 2005, Mr. Simon Shi and certain of his affiliated companies were indebted to the Company in the aggregate amount of $788,592, all of which was incurred prior to the Reorganization of the Company when Sun Motor was a private company. The loans bear interest based on the Company's cost of funds plus 1.5% per annum and are repayable on demand. The Company received interest income of $237,161, $311,674 and $113,098 with respect to such loans during the years ended March 31, 2003, 2004 and 2005 respectively. Also,

         (a) The Company acquired certain property, plant and equipment amounting to $2,615,385 from Mr. Shi during 2005. The purchase price was determined by reference to a valuation report prepared by an independent professional appraiser.

         (b) At March 31, 2005, in order to secure the banking facilities granted to the Company:

                  o Mr. Shi had issued a personal guarantee amounting to $1.54 million to a bank; and

                  o Mr. Shi had issued unlimited personal guarantees to three banks.

EXECUTIVE COMPENSATION

         The following table set forth certain information concerning the annual and long-term compensation for services rendered to Sun Motor prior to the Reorganization in all capacities for the fiscal years ended March 31, 2005, 2004 and 2003 of (i) all persons who served as the Chief Executive Officer of the Company during the fiscal year ended March 31, 2005 and (ii) each other person who was an executive officer of the Company on March 31, 2005 and whose total annual salary and bonus during the fiscal year ended March 31, 2005 exceeded $100,000. Mr. Shi was not an officer of the Company prior to the Reorganization.

                                                            ANNUAL COMPENSATION                               LONG-TERM
                                                                                                             COMPENSATION
                                                                                                                AWARD
                                      ----------------------------------------------------------------  -----------------------
NAME AND PRINCIPAL POSITION               YEAR          SALARY           BONUS         OTHER ANNUAL           SECURITIES
                                                                                       COMPENSATION       UNDERLYING OPTIONS
-----------------------------------   -------------  --------------  --------------  -----------------  -----------------------
Shi Kai Biu, Simon                     2004/2005       $230,769         $28,205             0                     0
Chief Executive Officer                2003/2004        $86,154         $7,179              0                     0
                                       2002/2003        $86,154         $7,179              0                     0


         INCENTIVE PLANS AND OPTION GRANTS

         The Company presently does not have any equity incentive plans. It intends to adopt a stock option plan in the near future. There are no outstanding options or warrants granted or issued to directors, officers or employees.

         BOARD COMPENSATION

         The Company does not presently compensate its directors separately for their services.

         MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

         The Company's common stock currently trades over the counter and quotations are currently reported on the OTC Bulletin Board sponsored and operated by the NASDAQ Stock Market, Inc. The following table shows the range of high and low bid prices for our common stock for the last four fiscal quarters as reported by the NASD. All prices have been adjusted to reflect a one for ten stock-split effective January 19, 2004. Prices represent quotations between dealers, do not include retail mark-ups, mark-downs or commissions, and do not necessarily represent prices at which actual transactions occurred.

         FISCAL QUARTER ENDED            HIGH              LOW
         --------------------------  --------------   --------------
         September 30, 2005              3.00             2.90
         June 30, 2005                   3.00             3.00
         March 31, 2005                  3.20             3.20
         December 31, 2004               4.20             4.00

         As of November 15, 2005, there were approximately 1,500 record holders of our common stock. The Company estimates that there were approximately 1,650 beneficial owners.

         No dividends have been paid with respect to our common stock and we have no plans to pay dividends in the foreseeable future. Payment of future dividends, if any, will be a the discretion of our Board of Directors after taking into account various factors, including our financial condition, results of operations, current and anticipated cash needs and plans for expansion.

                              SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The table below sets forth certain information with respect to beneficial ownership of our stock as of November 15, 2005 by:

         o persons known by us to be the beneficial owners of more than five percent (5%) of our issued and outstanding common stock;

         o        each of our executive officers and directors; and

         o        all of our officers and directors as a group.

         Percentages are computed using a denominator of 29,430,067 shares of common stock outstanding.

        NAME AND ADDRESS OF BENEFICIAL OWNER              NUMBER OF SHARES  PERCENT OF CLASS
        ------------------------------------------------- ----------------  ----------------
        Shi Kai Biu (Simon) (1)                              21,401,545         72.7%
        Shi Kai Bon (Jeffrey) (1) (2)                             -               -
        Ho Koon Lun (1)                                           -               -
        Wong Kwong Ling (Eric) (1)                                -               -
        All officers and directors as a group (4 persons)    21,401,545         72.7%


(1) Address is Block B, G/F., Prince Industrial Building, 106 King Fuk Street, San Po Kong, Kowloon, Hong Kong.

(2)      Shi Kai Bon (Jeffrey) is Shi Kai Biu (Simon)'s eldest son.

                                  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                                         CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

--------------------------------------------------------------------------------------------------------------------
                                                                        YEAR ENDED MARCH 31,
--------------------------------------------------------------------------------------------------------------------
                                                                 2003                  2004                   2005
--------------------------------------------------------------------------------------------------------------------
Total net sales                                            $36,771,467           $39,965,957            $48,698,580
--------------------------------------------------------------------------------------------------------------------
Cost of sales                                             (28,384,468)          (30,984,440)           (37,842,405)
--------------------------------------------------------------------------------------------------------------------
Depreciation and amortization                                (446,776)             (447,538)              (479,529)
--------------------------------------------------------------------------------------------------------------------
Selling, general and administrative expenses               (6,957,713)           (7,071,515)            (8,402,972)
--------------------------------------------------------------------------------------------------------------------
Other income                                                   430,272               529,018                297,784
--------------------------------------------------------------------------------------------------------------------
Interest expense                                             (438,378)             (514,644)              (553,615)
--------------------------------------------------------------------------------------------------------------------
Net income                                                     726,288             1,078,911              1,309,300
--------------------------------------------------------------------------------------------------------------------


FOR THE TWELVE MONTHS ENDED MARCH 31, 2005 COMPARED TO THE TWELVE MONTHS ENDED MARCH 31, 2004

NET SALES

         Net sales for the year ended March 31, 2005 increased by $8.7 million (21.8%) to $48.7 million compared to $40.0 million for the year ended March 31, 2004. The increase in net sales is mainly the result of increased sales of AC motors for home appliances (39.2% increase) and DC motors specially designed for one of the world's largest printer manufacturers (77.8% increase) from the year ended March 31, 2004. Increased orders of AC motors were mainly from five new customers in home appliances manufacturing.

COST OF SALES

         Cost of sales for the year ended March 31, 2005 totaled $37.8 million, or 77.7% of net sales, compared to $31.0 million, or 77.5% of net sales, for the year ended March 31, 2004. Gross margin for the year ended March 31, 2005 was 22.3% compared to 22.5% for the year ended March 31, 2004. The similar level of gross margins was maintained even though material costs, including copper, metal and plastic, increased significantly during the year.

DEPRECIATION AND AMORTIZATION

         Depreciation and amortization expenses related to office equipment increased by $31,991 (7.1%) from $447,538 for the year ended March 31, 2004 to $479,529 for the year ended March 31, 2005; they decreased by 0.1% as a percentage of total net sales because of increased sales during the period.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

         Selling, general and administrative expenses increased by $1,331,457 (18.8%) to $8.4 million for the year ended March 31, 2005 compared with $7.1 million for the same period last year. The increase was due primarily to increased sales and infrastructure investments. As a percentage of total net sales, selling, general and administrative expenses were reduced to 17.3% for the year ended March 31, 2005 compared with 17.7% for the prior year period. The decrease was mainly due to averaging effects of fixed costs with increased net sales in the period.

OTHER INCOME

         Other income during the year ended March 31, 2005 decreased by $231,234 (43.7%) to $297,784 for the year ended March 31, 2005. The decrease was mainly due to the reduction of an amount due from a director, which bears interest at a market rate.

INTEREST AND CAPITAL LEASE CHARGES

         Interest and capital lease charges increased by $38,971 (7.6%) to $553,615 as a result of increased usage of bank facilities used to finance expanding sales.

NET INCOME

         Net income increased by $230,389 for the year ended March 31, 2005 to $1,309,300 from $1,078,911 for the same period of the prior year. Net income as a percentage of net sales remained constant at 2.7% for both years.

FOR THE TWELVE MONTHS ENDED MARCH 31, 2004 COMPARED TO THE TWELVE MONTHS ENDED MARCH 31, 2003

NET SALES

         Net sales for the year ended March 31, 2004 increased by $3.2 million (8.7%) to $40.0 million compared to $36.8 million for the year ended March 31, 2003. The increase in net sales was mainly the result of increased sales of AC motors for home appliances (36.3% increase) and DC motors specially designed for printers ($48,236 to $2,915,581, a sixty-fold increase) from the year ended March 31, 2003. Increased orders for AC motors were mainly attributable to new orders from a new Japanese customer and additional orders from existing Taiwanese customers. Also, mass production of DC motors specially designed for printers for one of the world's largest printer manufacturers was started in the year ended March 31, 2004.

COST OF SALES

         Cost of sales for the year ended March 31, 2004 totaled $31.0 million, or 77.5% of net sales, compared to $28.4 million, or 77.2% of net sales, for the year ended March 31, 2003. Our gross margin for the year ended March 31, 2004 was 22.5% compared to 22.8% in the year ended March 31, 2003. This slight reduction in gross margin reflected increases in key raw material costs for the period.

DEPRECIATION AND AMORTIZATION

         Depreciation and amortization expenses related to office equipment increased by $762 (0.2%) from $446,776 for the year ended March 31, 2003 to $447,538 for the year ended March 31, 2004; they decreased by 0.1% as a percentage of total net sales.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

         Selling, general and administrative expenses increased by $113,802 (1.6%) to $7.1 million for the year ended March 31, 2004 compared with $7.0 million for the same period last year. As a percentage of total net sales, selling, general and administrative expenses were reduced to 17.7% for the year ended March 31, 2004 compared with 18.9% for the prior year period. The decrease was mainly due to averaging effects of fixed costs with increased net sales in the period.

OTHER INCOME

         Other income during the year ended March 31, 2003 increased by $98,746 (22.9%) to $529,018 for the year ended March 31, 2004. The increase was mainly due to the increase of interest income from a loan to Mr. Simon Shi, which bears interest at a market rate.

INTEREST AND CAPITAL LEASE CHARGES

         Interest and capital lease charges increased by $76,266 (17.4%) to $514,644 as a result of increased usage of bank facilities used to finance expanding sales.

NET INCOME

         Net income increased by $352,623 for the year ended March 31, 2004 to $1,078,911 from $726,288 for the same period of the prior year. Net income as a percentage of net sales improved from 2.0% to 2.7% for the year ended March 31, 2004 reflecting higher sales for the period on fixed operating expenses.

OFF-BALANCE SHEET ARRANGEMENTS

         The Company does not have any off-balance sheet arrangements

LIQUIDITY AND CAPITAL RESOURCES

         For the year ended March 31, 2005, the Company had a positive cash flow of $3.4 million in cash provided by operating activities, but there were negative cash flows in net cash used in investing activities and net cash used in financing activities of $2.8 million and $0.9 million respectively. As a result, there was a net decrease in cash and cash equivalents of $0.3 million. As of March 31, 2005, the Company had a working capital deficit of $1,360,108.

         The Company has relied primarily on cash flow from operations and bank loans for its capital requirements.

         The Company believes that $2.25 million of an additional working capital, in addition to our existing cash and cash equivalents and cash generated by operations, will be needed in order to meet our working capital needs, capital expenditures, and commitments for the next 12 months. Approved banking facilities have been granted from our bankers to facilitate the next 12 months' expected growth. However, the Company will require additional funds in order to expand its production capacity to 800,000 units or to make acquisitions.

         As of November 30, 2005, the Company has available from financial institutions short term revolving, banking facilities (overdrafts and letters of credit), term loans and lease financing of $18.2 million, $1.9 million and $1.7 million, respectively.

DISCLOSURES ABOUT CONTRACTUAL OBLIGATIONS AND COMMERCIAL COMMITMENTS

         The Company has the following material capital expenditures commitments:


                                                                                  BALANCE TO BE
                  PARTIES INVOLVED             CONTRACT AMOUNT    DEPOSIT PAID        PAID
------------------------------------------     ---------------    ------------    -------------

Guangzhou Kanon Automation                          $252,614         $126,307         $126,307

Ability Automatic System                             153,205           86,731           66,474

Great Power Machinery                                108,333           32,500           75,833

Hong Kong Productivity Council                       100,000           60,000           40,000

Wah Shing Industrial                                  96,000           28,800           67,200

Modern Super Sound Industrial                         70,886           15,248           55,639

Suzhou DSK                                            70,264           21,079           49,185

Foshan Sindu Precision Machinery                      36,719           18,359           18,359

Sin Lung Automatic Machinery                          21,160           12,945            8,215

Guangzhou New Century                                 13,605           12,248            1,357

Shenzhen Botat Ultra Sound                            10,779            5,390            5,390

Shenzhen Accurate Point Instrument                    10,300            4,941            5,358

Yifa Precision Molding                                 6,099            2,440            3,659

Yauyu Fitat Machinery                                  4,481            1,792            2,689

Total                                               $954,445         $428,780         $525,665


QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK:

         The Company does not have any market risk with respect to such factors as commodity prices, equity prices, and other market changes that affect market risk sensitive investments. A 10 basis point change in the Company's average debt interest rate would not have a material effect on the Company's results of operations.

         With respect to foreign currency exchange rates, the effect of a devaluation or fluctuation of the HK dollar against the US dollar would affect the Company's results of operations, financial position and cash flows, when presented in US dollars (based on a current exchange rate) as compared to HK dollars.

         As the Company's debt obligations are primarily short-term in nature, with fixed interest rates, the Company does not have any risk from an increase in market interest rates. However, to the extent that the Company arranges new borrowings in the future, an increase in market interest rates would cause a commensurate increase in the interest expense related to such borrowings.

                                  RISK FACTORS

         The following risk factors relating to the Company should be carefully considered. Any of the following risks could materially harm the business of the Company.

THE COMPANY IS SUBJECT TO INTENSE COMPETITION IN WHICH IT MAY NOT BE ABLE TO COMPETE EFFECTIVELY.

         The Company's business is subject to intense competition, changes in consumer preferences and global economic conditions. Many of the Company's competitors have longer operating histories and significantly greater financial, technical, marketing and other resources than the Company has and may be able to respond more quickly than it can to new or changing opportunities and customer requirements. Increased competition can reduce sales for the Company. To be successful, it must continue to:

         promote its brands successfully;
         anticipate and respond to new consumer trends;
         develop new products and markets in order to compete effectively; improve productivity; and respond effectively to changing prices for raw materials.

COMMODITY PRICE INCREASES WILL INCREASE OPERATING COSTS AND MAY REDUCE PROFITS.

         The Company uses a broad range of raw materials in its products. Such materials are subject to price volatility caused by commodity market fluctuations, supply and demand, currency fluctuations, and changes in governmental regulation. Price increases will result in increases in cost of sales. The Company may not be able to increase its product prices to offset these increased costs, and increasing prices may result in reduced sales volume and profitability.

THE COMPANY'S QUARTERLY REVENUES, OPERATING RESULTS AND PROFITABILITY WILL VARY FROM QUARTER TO QUARTER, WHICH MAY RESULT IN VOLATILITY OF ITS STOCK PRICE.

         The Company's quarterly revenues, operating results and profitability have varied in the past and are likely to vary significantly from quarter to quarter. This may lead to volatility in its stock price. The factors that are likely to cause these variations may include the introduction of new products or services by the Company or its competitors and a combination of the other adverse developments as discussed in these risk factors. Additionally, the Company's business has been seasonal. Historically, approximately 60% of the Company's total revenues occurred in the six month period May 1 to October 30 in advance of the Christmas retailing season. However, during the current fiscal year, the Company's manufacturing facilities have been operating at substantially full capacity. Accordingly, the Company does not believe that seasonality will be a factor until such time as the Company's manufacturing capacity exceeds orders for the Company's products.

NONDISCLOSURE AGREEMENTS WITH EMPLOYEES AND OTHERS MAY NOT ADEQUATELY PREVENT DISCLOSURE OF TRADE SECRETS AND OTHER PROPRIETARY INFORMATION.

         The Company has not obtained patent protection for its intellectual property. In order to protect the Company's proprietary technology and processes, it relies in part on nondisclosure agreements with its employees, consultants, agents and other organizations to which it discloses its proprietary information. These agreements may not effectively prevent disclosure of confidential information and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. In addition, others may independently discover trade secrets and proprietary information, and in such cases it could not assert any trade secret rights against such parties. Costly and time-consuming litigation could be necessary to enforce and determine the scope of its proprietary rights, and failure to obtain or maintain trade secret protection could adversely affect its competitive business position. Since the Company relies on trade secrets and nondisclosure agreements, to protect some of its intellectual property, there is a risk that third parties may obtain and improperly utilize its proprietary information to its competitive disadvantage.

THE COMPANY DOES NOT HAVE LONG TERM CONTRACTS WITH ITS CUSTOMERS

         The Company typically has not entered into written long term agreements with customers. As a result, customers may, without notice or penalty, terminate their relationship with the Company at any time. In addition, even if customers should decide to continue their relationship with the Company, there can be no guarantee that they will purchase the same amounts of products as in the past. Any loss of a customer, or decrease in the volume of products purchased by a customer could have a material adverse effect on the Company's business, operating results and financial condition.

LOSS OF KEY EXECUTIVES AND FAILURE TO ATTRACT QUALIFIED MANAGEMENT COULD LIMIT GROWTH AND NEGATIVELY IMPACT OPERATIONS.

         The Company depends highly upon its senior management team. It will continue to depend on management personnel with industry experience. At this time, the Company does not know the availability of such experienced management personnel or how much it may cost to attract and retain such personnel. The loss of the services of any member of senior management or the inability to hire experienced management personnel could have a material adverse effect on the operations and financial condition of the Company.

THE LACK OF PUBLIC COMPANY EXPERIENCE OF THE COMPANY'S MANAGEMENT COULD IMPAIR ITS ABILITY TO COMPLY WITH LEGAL AND REGULATORY REQUIREMENTS.

         The Company's management team has historically operated its business as a privately-owned company. The individuals who now constitute the Company's senior management have never had responsibility for managing a publicly-traded company. Such responsibilities will include complying with federal securities laws and making required disclosures on a timely basis. There can be no assurance that its management will be able to effectively and timely implement programs and policies that adequately respond to such increased legal, regulatory compliance and reporting requirements.

THE COMPANY IS A HOLDING COMPANY WITH SUBSTANTIALLY ALL OF ITS OPERATIONS CONDUCTED THROUGH ITS SUBSIDIARIES.

         The Company has no operations independent of those of Bestip and its subsidiaries, and its principal assets are its investments in Bestip and its subsidiaries. As a result, the Company is dependent upon the performance of Bestip and its subsidiaries and will be subject to the financial, business and other factors affecting Bestip as well as general economic and financial conditions.

         As substantially all of the Company's operations are and will be conducted through its subsidiaries, it will be dependent on the cash flow of its subsidiaries to meet its obligations. Because virtually all of the Company's assets are and will be held by operating subsidiaries, the claims of its shareholders will be structurally subordinate to all existing and future liabilities and obligations, and trade payables of such subsidiaries. In the event of the Company's bankruptcy, liquidation or reorganization, the Company's assets and those of its subsidiaries will be available to satisfy the claims of its shareholders only after all of the Company's and its subsidiaries' liabilities and obligations have been paid in full.

THE COMPANY IS SUBJECT TO ENVIRONMENTAL AND SAFETY REGULATIONS.

         The Company is subject to the requirements of environmental and occupational safety and health laws and regulations in China. The Company cannot assure you that it has been or will be at all times in full compliance with all of these requirements, or that it will not incur material costs or liabilities in connection with these requirement. Additionally, these regulations may change in a manner that could have a material adverse effect on the Company's business, results of operations and financial condition. We have made and will continue to make capital and other expenditures to comply with environmental requirements.

NON-PERFORMANCE BY THE COMPANY'S SUPPLIERS MAY ADVERSELY AFFECT ITS OPERATIONS.

         The Company purchases various types of equipment, raw materials and manufactured component parts from its suppliers. The Company would be materially and adversely affected by the failure of its suppliers to perform as expected. The Company could experience delivery delays or failures caused by production issues or delivery of non-conforming products if its suppliers failed to perform, and the Company also faces these risks in the event any of its suppliers becomes insolvent or bankrupt.

THE COMPANY'S INTERNATIONAL EXPANSION PLANS SUBJECT IT TO RISKS INHERENT IN DOING BUSINESS INTERNATIONALLY.

         The Company's long-term business strategy relies on the expansion of the Company's international sales by targeting markets, such as the United States and Europe. Risks affecting the Company's international expansion include challenges caused by distance, language and cultural differences, conflicting and changing laws and regulations, foreign laws, international import and export legislation, trading and investment policies, foreign currency fluctuations, the burdens of complying with a wide variety of laws and regulations, protectionist laws and business practices that favor local businesses in some countries, foreign tax consequences, higher costs associated with doing business internationally, restrictions on the export or import of technology, difficulties in staffing and managing international operations, trade and tariff restrictions, and variations in tariffs, quotas, taxes and other market barriers. These risks could harm the Company's international expansion efforts, which could in turn materially and adversely affect the Company's business, operating results and financial condition.

THE COMPANY FACES RISKS ASSOCIATED WITH CURRENCY EXCHANGE RATE FLUCTUATIONS.

         Although the Company is incorporated in the United States, the majority of its current revenues are in Hong Kong dollars. Conducting business in currencies other than U.S. dollars subjects the Company to fluctuations in currency exchange rates that could have a negative impact on the Company's reported operating results. Fluctuations in the value of the U.S. dollar relative to other currencies impact the Company's revenues, cost of revenues and operating margins and result in foreign currency translation gains and losses. Historically, the Company has not engaged in exchange rate hedging activities. Although the Company may implement hedging strategies to mitigate this risk, these strategies may not eliminate the Company's exposure to foreign exchange rate fluctuations and involve costs and risks of their own, such as ongoing management time and expertise, external costs to implement the strategy and potential accounting implications.

RISKS ASSOCIATED WITH DOING BUSINESS IN CHINA

CHANGES IN THE LAWS AND REGULATIONS IN THE PEOPLES REPUBLIC OF CHINA MAY ADVERSELY AFFECT THE COMPANY'S ABILITY TO CONDUCT ITS BUSINESS.

         The Company's operating subsidiaries have all of their manufacturing facilities located in China. Except for one facility, the facilities are owned by unrelated Chinese enterprises. Changes in existing laws or new interpretations of such laws may have a significant impact on our methods and costs of doing business. For example, new legislative proposals for manufacturing requirements may be proposed and adopted. Such new legislation or regulatory requirements may have a material adverse effect on our financial condition, results of operations or cash flows, by, for example, making more difficult to enforce our rights against the Chinese enterprises that own our manufacturing facilities or making it more difficult or impossible to recover our assets located in such facilities. In addition, we will be subject to varying degrees of regulation and licensing by governmental agencies in The Peoples Republic of China. There can be no assurance that the future regulatory, judicial and legislative changes will not have a material adverse effect on the Company's Chinese operating subsidiaries, that regulators or third parties will not raise material issues with regard to its Chinese subsidiaries or its compliance or non-compliance with applicable laws or regulations or that any changes in applicable laws or regulations will not have a material adverse effect on our operations.

THE COMPANY MAY HAVE DIFFICULTY ESTABLISHING ADEQUATE MANAGEMENT, LEGAL AND FINANCIAL CONTROLS IN THE PEOPLES REPUBLIC OF CHINA.

         The People's Republic of China historically has been deficient in Western style management and financial reporting concepts and practices, as well as in modern banking, computer and other control systems. The Company may have difficulty in hiring and retaining a sufficient number of qualified employees to work in The Peoples Republic of China. As a result of these factors, it may experience difficulty in establishing management, legal and financial controls, collecting financial data, books of account and records and instituting business practices that meet Western standards.

RISKS RELATED TO THE COMPANY'S COMMON STOCK

THE COMPANY'S STOCK IS THINLY TRADED, SO YOU MAY BE UNABLE TO SELL YOUR SHARES AT OR NEAR THE QUOTED BID PRICES IF YOU NEED TO SELL A SIGNIFICANT NUMBER OF YOUR SHARES.

         The shares of the Company's common stock are thinly-traded on the OTC Bulletin Board, meaning that the number of persons interested in purchasing its common shares at or near bid prices at any given time may be relatively small or non-existent. This situation is attributable to a number of factors, including the fact that the Company is a small company that is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if it came to the attention of such persons, they tend to be risk-averse and may be reluctant to follow the Company. As a consequence, there may be periods of several days or more when trading activity in the shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. The Company cannot give you any assurance that a broader or more active public trading market for its common shares will develop or be sustained, or that current trading levels will be sustained. Due to these conditions, the Company can give you no assurance that you will be able to sell your shares at or near bid prices or at all if you need money or otherwise desire to liquidate your shares.

YOU MAY HAVE DIFFICULTY SELLING THE COMPANY'S SHARES BECAUSE THEY ARE DEEMED "PENNY STOCKS".

         Since the Company's common stock is not listed on the Nasdaq Stock Market, if the trading price of its common stock remains below $5.00 per share, trading in its common stock will be subject to the requirements of certain rules promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a penny stock (generally, any non-Nasdaq equity security that has a market price of less than $5.00 per share, subject to certain exceptions). Such rules require the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally defined as an investor with a net worth in excess of $1,000,000 or annual income exceeding $200,000 individually or $300,000 together with a spouse). For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to the sale. The broker-dealer also must disclose the commissions payable to the broker-dealer, current bid and offer quotations for the penny stock and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Such information must be provided to the customer orally or in writing before or with the written confirmation of trade sent to the customer. Monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. The additional burdens imposed upon broker-dealers by such requirements could discourage broker-dealers from effecting transactions in the Company's common stock, which could severely limit the market liquidity of the common stock and the ability of holders of the common stock to sell their shares.

POTENTIAL ISSUANCE OF ADDITIONAL COMMON AND PREFERRED STOCK COULD DILUTE EXISTING SHAREHOLDERS.

         The Company is authorized to issue up to 50,000,000 shares of common stock. To the extent of such authorization, the Company's Board of Directors has the ability, without seeking shareholder approval, to issue additional shares of common stock in the future for such consideration as the Board of Directors may consider sufficient. The issuance of additional common stock in the future will reduce the proportionate ownership and voting power of the common stock currently outstanding.

THE COMPANY'S EXISTING DIRECTORS, EXECUTIVE OFFICERS AND PRINCIPAL SHAREHOLDERS HOLD A SUBSTANTIAL AMOUNT OF ITS COMMON STOCK AND MAY BE ABLE TO PREVENT OTHER SHAREHOLDERS FROM INFLUENCING SIGNIFICANT CORPORATE DECISIONS.

         As of November 15, 2005, Mr. Simon Shi beneficially own approximately 72.7% of the Company's outstanding common stock. As a result, Mr. Shi is able to direct the outcome of matters requiring approval of the shareholders, including the election of its directors and other corporate actions such as:

         o        its merger with or into another company;

         o        a sale of substantially all of its assets; and

         o        amendments to its certificate of incorporation.

         The decisions of Mr. Shi may conflict with its interests or those of the Company's other shareholders.

SUBSTANTIAL SALES OF COMMON STOCK COULD CAUSE THE STOCK PRICE TO FALL.

         As of November 15, 2005, the Company had outstanding 29,430,067 shares of common stock, of which approximately 28,354,485 shares were "restricted securities" (as that term is defined under Rule 144 promulgated under the Securities Act of 1933, as amended). Only approximately 1,075,582 shares are currently freely tradable shares. These 28,354,485 shares of restricted stock will become eligible for public resale under Rule 144 at various times. Although Rule 144 restricts the number of shares that any one holder can sell during any three-month period under Rule 144, because more than one shareholder holds these restricted shares, a significant number of shares could legally be sold commencing in one year. No prediction can be made as to the effect, if any, that sales of the shares subject to Rule 144 sales commencing in one year, or the availability of such shares for sale, will have on the market prices prevailing from time to time. Nevertheless, the possibility that substantial amounts of common stock may be sold in the public market may adversely affect prevailing market prices for its common stock and could impair its ability to raise capital through the sale of its equity securities.

THE MARKET PRICE OF THE COMPANY'S STOCK MAY BE ADVERSELY AFFECTED BY MARKET VOLATILITY.

         The market price of the Company's common stock is likely to be volatile and could fluctuate widely in response to many factors, including:

         o announcements of technological innovations by the Company or its competitors;

         o announcements of new products or new contracts by the Company or its competitors;

         o actual or anticipated variations in its operating results due to the level of expenses and other factors;

         o changes in financial estimates by securities analysts and whether its earnings meet or exceed such estimates;

         o        conditions and trends in the micro-motor and other industries;

         o        new accounting standards;

         o general economic, political and market conditions and other factors; and

         o        the occurrence of any of the risks described in this Form 8-K.

ITEM 9.01  FINANCIAL STATEMENTS AND EXHIBITS.

         (a)      Financial Statements

    AUDITED CONSOLIDATED FINANCIAL STATEMENTS AS OF MARCH 31, 2005 AND 2004:


                                                                            Page

        Report of Independent Registered Public Accounting Firm              30
        Consolidated Balance Sheets                                          31
        Consolidated Statements of Operations                                32
        Consolidated Statements of Stockholders' Equity                      33
        Consolidated Statements of Cash Flows                                34
        Notes to Consolidated Financial Statements                        35-48

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the sole director and stockholders of Bestip Development International Ltd.

We have audited the accompanying consolidated balance sheets of Bestip Development International Ltd. (the "Company") as of March 31, 2005 and 2004, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended March 31, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements present fairly, in all material respects, the financial position of Bestip Development International Ltd. as of March 31, 2005 and 2004, and the consolidated results of their operations and their cash flows for each of the three years in the period ended March 31, 2005, in conformity with accounting principles generally accepted in the United States of America.


PKF
Certified Public Accountants
Hong Kong
July 29, 2005

                            BESTIP DEVELOPMENT INTERNATIONAL LTD.

                                 CONSOLIDATED BALANCE SHEETS


                                                                           MARCH 31,
                                                                  -------------------------
                                                                     2004          2005
                                                                        $             $
ASSETS

Current assets

    Cash and cash equivalents                                        702,662        364,600
    Restricted short-term bank deposits                            1,116,100      1,623,731
    Accounts receivable, net (Note 3)                             10,298,282     11,242,647
         Inventories, net (Note 4)                                 5,791,062      7,155,980
    Prepayments, deposits and other receivables (Note 5)             399,918      1,156,771
    Income tax recoverable                                           124,396          5,219
    Amounts due from related companies (Note 10)                       4,013         52,023
    Amount due from a director (Note 6)                            2,534,016        613,010
    Amount due from ultimate holding company (Note 7)                123,009        123,559
                                                                  ----------     ----------

Total current assets                                              21,093,458     22,337,540

Property, plant and equipment, net (Note 8)                       11,307,032     13,783,941
Deposits for acquisition of property, plant and equipment          2,769,295        550,548
Other investment                                                      29,069         29,069
Deferred tax assets (Note 14)                                        136,391        302,582
                                                                  ----------     ----------

Total assets                                                      35,335,245     37,003,680
                                                                  ==========     ==========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities

    Accounts payable                                               6,493,002      7,909,110
    Accrued expenses and other payables (Note 9)                   2,707,247      3,188,936
    Amount due to a related company (Note 10)                        166,575        165,100
    Dividend payable                                                      --        184,615
    Bank overdrafts (Note 11(b))                                   2,649,736      2,795,015
    Current maturities of bank borrowings (Note 11)                7,361,321      8,622,520
    Current maturities of capital lease obligations (Note 12)        851,164        760,865
    Income tax payable                                                 6,113         71,487
                                                                  ----------     ----------

Total current liabilities                                         20,235,158     23,697,648

Capital lease obligations, less current maturities (Note 12)         884,354        327,561
Deferred tax liabilities (Note 14)                                 1,487,516      2,008,933
                                                                  ----------     ----------

Total liabilities                                                 22,607,028     26,034,142
                                                                  ----------     ----------

Minority interests (Note 20)                                         184,683        193,627
                                                                  ----------     ----------

Stockholders' equity
    Common stock, par value $1 per share:
      50,000 shares authorized
      100 shares issued and outstanding                                  100            100
    Additional paid-in-capital                                     1,183,128      1,183,128
    Other comprehensive income                                        19,774         19,774
    Retained profits                                              11,340,532      9,572,909
                                                                  ----------     ----------

Total stockholders' equity                                        12,543,534     10,775,911
                                                                  ----------     ----------

Total liabilities and stockholders' equity                        35,335,245     37,003,680
                                                                  ==========     ==========


                       see Notes to consolidated financial statements


                                             31

                               BESTIP DEVELOPMENT INTERNATIONAL LTD.

                               CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                   YEAR ENDED MARCH 31,
                                                     ---------------------------------------------
                                                         2003              2004              2005
                                                            $                 $                 $

Total net sales                                       36,771,467       39,965,957       48,698,580

Cost of sales                                        (28,384,468)     (30,984,440)     (37,842,405)
                                                     -----------      -----------      -----------

Gross profit                                           8,386,999        8,981,517       10,856,175

Depreciation and amortization                           (446,776)        (447,538)        (479,529)

Selling, general and administrative expenses          (6,957,713)      (7,071,515)      (8,402,972)
                                                     -----------      -----------      -----------

Operating income                                         982,510        1,462,464        1,973,674

Other income (Note 13)                                   430,272          529,018          297,784

Interest expense                                        (438,378)        (514,644)        (553,615)
                                                     -----------      -----------      -----------

Income before income tax                                 974,404        1,476,838        1,717,843

Income tax expenses (Note 14)                           (225,647)        (373,488)        (399,599)

Minority interests                                       (22,469)         (24,439)          (8,944)
                                                     -----------      -----------      -----------

Net income                                               726,288        1,078,911        1,309,300
                                                     ===========      ===========      ===========

Basic and diluted net income per share (Note 15)           7,336           10,789           13,093
                                                     ===========      ===========      ===========


                           see Notes to consolidated financial statements


                                                32

                                             BESTIP DEVELOPMENT INTERNATIONAL LTD.

                                        CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY



                                     COMMON STOCK                 ADDITIONAL        OTHER
                                 -----------------------           PAID-IN      COMPREHENSIVE     RETAINED
                                    SHARES         AMOUNT          CAPITAL         INCOME          PROFITS           TOTAL
                                                       $                $              $               $                $

At April 1, 2002                           1               1       1,183,128          19,774       9,535,333       10,738,236
Issue of common stock at par              99              99              --              --              --               99
Net income                                --              --              --              --         726,288          726,288
                                 -----------     -----------     -----------     -----------     -----------      -----------

AT MARCH 31, 2003
  and April 1, 2003                      100             100       1,183,128          19,774      10,261,621       11,464,623
Net income                                --              --              --              --       1,078,911        1,078,911
                                 -----------     -----------     -----------     -----------     -----------      -----------

At March 31, 2004
  AND APRIL 1, 2004                      100             100       1,183,128          19,774      11,340,532       12,543,534
Net income                                --              --              --              --       1,309,300        1,309,300
Dividend (Note 16)                        --              --              --              --      (3,076,923)      (3,076,923)
                                 -----------     -----------     -----------     -----------     -----------      -----------

At March 31, 2005                        100             100       1,183,128          19,774       9,572,909       10,775,911
                                 ===========     ===========     ===========     ===========     ===========      ===========


                                        see Notes to consolidated financial statements


                                                              33

                                    BESTIP DEVELOPMENT INTERNATIONAL LTD.

                                    CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                            YEAR ENDED MARCH 31,
                                                                 ------------------------------------------
                                                                    2003            2004             2005
                                                                       $               $                $
                                                                 ----------      ----------      ----------
Cash flows from operating activities :

Net income                                                          726,288       1,078,911       1,309,300
Adjustments to reconcile net income to net cash
  provided by operating activities :
    Depreciation and amortization                                 2,746,742       1,965,736       2,348,357
    Interest income from a director                                (237,161)       (311,674)       (113,098)
    (Gain)/loss on disposal of property, plant and equipment         (8,718)         (7,949)        165,424
    Bad debts written off                                                --              --          16,386
    Allowance for doubtful accounts                                 240,285         506,859         764,163
    Allowance for obsolete inventories                                   --              --         108,332
    Increase in deferred tax assets                                 (50,478)        (69,289)       (166,191)
    Increase in deferred tax liabilities                            243,003         406,819         521,417
    Increase in minority interests                                   22,469          24,439           8,944

Changes in operating assets and liabilities :
    Increase in accounts receivable, prepayments,
      deposits and other receivables                             (1,547,210)     (2,576,317)     (2,175,862)
    (Increase)/decrease in inventories                           (2,544,900)      1,082,729      (1,473,250)
    Increase in accounts payable, accrued
      expenses and other payables                                 3,211,377       1,126,653       1,897,797
    (Increase)/decrease in income tax recoverable                   (42,084)         (2,837)        119,177
    (Decrease)/increase in income tax payable                       (13,120)          6,113          65,374
                                                                 ----------      ----------      ----------

    Net cash provided by operating activities                     2,746,493       3,230,193       3,396,270
                                                                 ----------      ----------      ----------

Cash flows from investing activities :

    Proceeds from disposal of property, plant and equipment           8,718           7,949              --
    Acquisition of property, plant and equipment                 (2,949,355)     (1,939,029)     (2,487,613)
    Increase in deposits for acquisition of property,
      plant and equipment                                          (461,882)       (205,192)       (345,356)
                                                                 ----------      ----------      ----------

    Net cash used in investing activities                        (3,402,519)     (2,136,272)     (2,832,969)
                                                                 ----------      ----------      ----------

Cash flows from financing activities :

    New bank loans raised                                           384,615         961,539              --
    Repayment of bank loans                                      (1,127,883)     (1,284,986)       (770,598)
    Increase in bank overdrafts                                     192,144         422,338         145,279
    Increase in bills payable and trust receipt loans             1,938,800       1,710,433       2,031,797
    Repayment of capital lease obligations                         (623,494)       (953,951)       (891,971)
    Advance from/(repayment to) related companies                   140,779           7,809         (49,485)
    Advance to a director                                          (224,835)     (1,446,438)       (858,204)
    Advance to ultimate holding company                                (550)             --            (550)
    Decrease/(increase) in short term bank deposits                 112,702        (196,380)       (507,631)
                                                                 ----------      ----------      ----------

    Net cash provided by/(used in) financing activities             792,278        (779,636)       (901,363)
                                                                 ----------      ----------      ----------

                                                                 ----------      ----------      ----------

Net increase/(decrease) in cash and cash equivalents                136,252         314,285        (338,062)

Cash and cash equivalents, beginning of year                        252,125         388,377         702,662
                                                                 ----------      ----------      ----------

Cash and cash equivalents, end of year                              388,377         702,662         364,600
                                                                 ==========      ==========      ==========


                               see Notes to consolidated financial statements


                                                     34

                      BESTIP DEVELOPMENT INTERNATIONAL LTD.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.       DESCRIPTION OF BUSINESS

         Bestip Development International Ltd. (the "Company") was established in the British Virgin Islands with limited liability. The Company and its subsidiaries (collectively the "Group") are principally engaged in the manufacturing and trading of electronic motors for toys and electrical appliances.

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         PRINCIPLES OF CONSOLIDATION

         The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant inter-company balances and transactions have been eliminated.

         USE OF ESTIMATES

         In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the financial statements, as well as the reported amounts of revenues and expenses during the reporting years. These accounts and estimates include, but are not limited to, the valuation of accounts receivable, inventories, deferred income taxes and the estimation on useful lives of property, plant and machinery. Actual results could differ from those estimates.

         ACCOUNTS RECEIVABLE

         The Company extends unsecured credit to customers in the normal course of business and believes all accounts receivable in excess of the allowances for doubtful accounts to be fully collectible. If accounts receivable in excess of the provided allowance are determined uncollectable, they are charged to expense in the year that determination is made. The Company does not accrue interest on trade accounts receivable. Accounts receivable are due 30 to 180 days after the invoice date.

         INVENTORIES

         Inventories are valued at the lower of cost or market with cost determined on a weighted average basis.

         PROPERTY, PLANT AND EQUIPMENT

         Property, plant and equipment are stated at cost less accumulated depreciation and amortization. Maintenance, repairs and betterments, including replacement of minor items, are charged to expense; major additions to physical properties are capitalized.

         Depreciation and amortization are provided using the straight-line method over the estimated useful lives at the following annual rates:

                                                FOR THE YEAR ENDED                FOR THE YEARS ENDED
                                                MARCH 31, 2003                    MARCH 31, 2004 AND 2005

              Land                              Over the term of the lease of     Over the term of the lease of 50
                                                50 years                          years
              Buildings                         4%                                4%
              Building improvements             20%                               20%
              Machinery and equipment           10% - 30%                         10% - 20%


         During the year ended March 31, 2004, the depreciation rate for machinery and equipment was changed from 10% - 30% to 10% - 20%. The management considered that the revised depreciation rate reflected more fairly the expected useful lives of the machinery and equipment. The change in the accounting estimate as a result of the revision of the depreciation rate of machinery and equipment increased the income for the year ended March 31, 2004 by approximately $412,000 and the basic net income per share by $4,120.

         OTHER INVESTMENT

         Other investment includes equity investment made in a private company. The investment represents less than 20% equity in such company and is accounted for using the cost method of accounting. No impairment write down has been made on the investment cost.

         IMPAIRMENT OF ASSETS

         The Company's policy is to periodically review and evaluate whether there has been a permanent impairment in the value of long-lived assets. Factors considered in the evaluation include current operating results, trends and anticipated undiscounted future cash flows. An impairment loss is recognized to the extent that the sum of undiscounted estimated future cash flows that is expected to result from the use of the asset, or other measure of fair value, is less than the carrying value.

         There were no impairment losses in 2003, 2004 and 2005.

         REVENUE RECOGNITION

         Revenues are recognized upon shipment of product, at which time title of goods has been transferred to the buyer.

         The Company's five largest customers accounted for approximately 39%, 33% and 29%, respectively, of net sales during 2003, 2004 and 2005. No other customers accounted for sales of 10% or more during the year.

         INCOME TAXES

         The Company utilizes the asset and liability method of accounting for income taxes whereby deferred taxes are determined based on the temporary differences between the financial statements and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

         CONCENTRATION OF CREDIT RISK

         Concentration of credit risk is limited to accounts receivable and is subject to the financial conditions of major customer. The Company does not require collateral or other security to support accounts receivable. The Company conducts periodic reviews of its clients' financial condition and customer payment practices to minimize collection risk on accounts receivable.

         FINANCIAL INSTRUMENTS

         The carrying amounts of all financial instruments approximate fair value. The carrying amounts of cash, accounts receivable, accounts payable, and accrued expenses approximate fair value due to the short-term nature of these items. The carrying amounts of bank borrowings approximate the fair value based on the Company's expected borrowing rate for debt with similar remaining maturities and comparable risk.

         FOREIGN CURRENCY TRANSLATION

         The functional currency of the Company is Hong Kong dollars ("HK$"). The Company maintains its financial statements in the functional currency. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at rates of exchange prevailing at the balance sheet dates. Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchanges rates prevailing at the dates of the transaction. Exchange gains or losses arising from foreign currency transactions are included in the determination of net income for the respective periods.

         For financial reporting purposes, the financial statements of the Company which are prepared using the functional currency have been translated into United States dollars ("$"). Assets and liabilities are translated at the exchange rates at the balance sheet dates and revenue and expenses are translated at the average exchange rates and stockholders' equity is translated at historical exchange rates. Any translation adjustments resulting are not included in determining net income but are included in foreign exchange adjustment to other comprehensive income, a component of stockholders' equity.

         During 2003, 2004 and 2005, there have been no significant change in exchange rates. The exchange rates in effect throughout the years were HK$7.8 for $1. Accordingly, there are no changes in other comprehensive income.

         CASH AND CASH EQUIVALENTS

         Cash equivalents are highly liquid investments and have maturities of three months or less at the date of purchase.

         NEW ACCOUNTING PRONOUNCEMENTS

         SFAS 151

         In November 2004, the FASB issued SFAS No. 151, "Inventory costs - an amendment of ARB No. 43, Chapter 4." ("SFAS 151"). SFAS 151 amends ARB No. 43, Chapter 4 to clarify that "abnormal" amounts of idle freight, handling costs and spoilage should be recognized as current period charges. SFAS 151 is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The Company does not anticipate that the adoption of this standard will have a material impact on its financial statements.

         SFAS 123R

         In December 2004, the FASB issued a revised Statement 123 (SFAS 123R"), "Accounting for Stock-Based Compensation" requiring public entities to measure the cost of employee services received in exchange for an award of equity instruments based on grant date fair value. The cost will be recognized over the period during which an employee is required to provide service in exchange for the award - usually the vesting period.

         The effective date for this statement is as of the first interim period or annual reporting period of the fiscal year that begins after June 15, 2005 (after December 15, 2005 for small business filers). The Company does not anticipate that the adoption of this standard will have a material impact on its financial statements.

         STATEMENT NO. 153

         In December 2004, the FASB issued Statement No. 153, "Exchange of Nonmonetary Assets". This statement addresses the measurement of exchanges of nonmonetary assets and eliminates the exception from fair value measurement for nonmonetary exchanges of similar productive assets and replaces it with an exception for exchanges that do not have commercial substance. A nonmonetary exchange has commercial substance if future cash flows of the entity are expected to change significantly as a result of the exchange. This Statement is effective for periods beginning after June 15, 2005. The Company does not expect the application of Statement No. 123 to have a material impact on its financial statements.

         STATEMENT NO. 154

         In May 2005, the FASB issued Statement No. 154, "Accounting Changes and Error Corrections". This Statement replaces APB Opinion No. 20, "Accounting Changes", and FASB Statement No. 3, "Reporting Accounting Changes in Interim Financial Statements", and changes the requirements for the accounting for and reporting of a change in accounting principle. This Statement requires retrospective application to prior periods' financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. When it is impracticable to determine the period-specific effects of an accounting change on one or more individual prior periods presented, this Statement requires that the new accounting principle be applied to the balances of assets and liabilities as of the beginning of the earliest period for which retrospective application is practicable and that a corresponding adjustment be made to the opening balance of retained earnings (or other appropriate components of equity or net assets in the statement of financial position) for that period rather than being reported in an income statement. When it is impracticable to determine the cumulative effect of applying a change in accounting principle to all prior periods, this Statement requires that the new accounting principle be applied as if it were adopted prospectively from the earliest date practicable.

         In addition, this Statement requires that retrospective application of a change in accounting principle be limited to the direct effects of the change. Indirect effects of a change in accounting principle should be recognized in the period of the accounting change.

         This Statement also requires that a change in depreciation, amortization, or depletion method for long-lived, nonfinancial assets be accounted for as a change in accounting estimate effected by a change in accounting principle.

         The Company does not expect the application of Statement No. 154 to have a material impact on its financial statements.

3.       ACCOUNTS RECEIVABLE, NET

                                                               MARCH 31,
                                                    ---------------------------
                                                         2004            2005
                                                            $               $

         Accounts receivable                         12,109,095      12,383,423
         Less : Allowance for doubtful accounts      (1,810,813)     (1,140,776)
                                                    -----------     -----------

                                                     10,298,282      11,242,647
                                                    ===========     ===========

         The Company incurred $240,285, $506,859 and $764,163 of doubtful debt expense during 2003, 2004 and 2005 respectively.

         In 2005, the Company wrote off $1,450,586 of bad debts of which $1,434,200 was against the allowance for doubtful debts whilst $16,386 was charged to its statement of operations.

4.       INVENTORIES, NET

                                                                MARCH 31,
                                                      --------------------------
                                                           2004           2005
                                                              $              $

         Raw materials                                 4,688,225      5,239,622
         Work in progress                                349,882        375,178
         Finished goods                                1,481,390      1,649,512
                                                      ----------     ----------

                                                       6,519,497      7,264,312
         Less : Allowance for obsolete inventories      (728,435)      (108,332)
                                                      ----------     ----------

                                                       5,791,062      7,155,980
                                                      ==========     ==========

         The Company charged $108,332 of allowance for obsolete inventories during 2005 which was included in cost of sales. No such allowance was made for 2003 and 2004.

         In 2005, the Company wrote off $728,435 of inventories against the allowance for obsolete inventories.

5.       PREPAYMENTS, DEPOSITS AND OTHER RECEIVABLES

         At March 31, 2004 and 2005, the balances were comprised of the following:

                                                              MARCH 31,
                                                     -----------------------
                                                         2004          2005
                                                            $             $

         Prepayments                                    11,307        32,949
         Rental and other deposits                     219,518       264,225
         Deposits for purchases of raw materials       126,326       129,496
         Other receivables                              42,767       730,101
                                                     ---------     ---------

                                                       399,918     1,156,771
                                                     =========     =========

6.       AMOUNT DUE FROM A DIRECTOR

         The amount due from a director, Mr. Shi Kai Bui, is unsecured, bears interest calculated based on the cost of funding of the Group plus 1.5% per annum which approximates 8% per annum for both 2004 and 2005 and is repayable on demand.

7.       AMOUNT DUE FROM ULTIMATE HOLDING COMPANY

         The amount is interest-free, unsecured and repayable on demand.

8.       PROPERTY, PLANT AND EQUIPMENT, NET

                                                                        MARCH 31,
                                                             ----------------------------
                                                                  2004             2005
                                                                     $                $

         Land and buildings                                    1,470,043        1,422,639
         Building improvements                                   244,276          372,734
         Machinery and equipment                              28,168,802       32,589,146
                                                             -----------      -----------

                                                              29,883,121       34,384,519
         Less: Accumulated depreciation and amortization     (18,576,089)     (20,600,578)
                                                             -----------      -----------

                                                              11,307,032       13,783,941
                                                             ===========      ===========


                  (i) Machinery and equipment with net book values of $2,240,936 (cost of $2,938,771 less accumulated depreciation of $697,835) and $2,192,468 (cost of $3,183,930 less accumulated depreciation of $991,462) were under capital lease obligations at March 31, 2004 and 2005 respectively.

                           Depreciation on machinery and equipment under capital lease obligations amounted to $428,037, $241,506 and $293,627 for 2003, 2004 and 2005 respectively.

                  (ii) At March 31, 2005, land and buildings with carrying amounts of $1,087,121 were pledged to banks for banking facilities granted to the Group (Note 11(b)).

                  (iii) Depreciation and amortization expenses for 2003, 2004 and 2005 were $2,746,742, $1,965,736 and $2,348,357 respectively and $2,299,966, $1,518,198 and
                           $1,868,828 of these expenses were included in factory overheads.

                  (iv) During 2003 and 2004, machinery and equipment with nil carrying amounts were disposed of at considerations of $8,718 and $7,949 resulting in gains of the same amounts respectively. During 2005, property, plant and equipment with carrying amount of $471,329 was disposed of at consideration of $305,905 resulting in loss of $165,424.

9.       ACCRUED EXPENSES AND OTHER PAYABLES

         At March 31, 2004 and 2005, accrued expenses and other payables were comprised of the following:

                                                                         MARCH 31,
                                                                 -----------------------
                                                                     2004          2005
                                                                        $             $

         Acquisitions of property, plant and equipment             136,359        20,819
         Auditors' remuneration                                     39,230        50,000
         Utilities, consumables and other operating expenses       525,919       896,913
         Customers' and other deposits received                    191,215       316,249
         Payroll and other staff costs                             720,220       780,252
         Receipt in advance for sales of scrap materials           494,931       727,912
         Rental expense                                            230,397       336,805
         Others                                                    368,976        59,986
                                                                 ---------     ---------

         Total                                                   2,707,247     3,188,936
                                                                 =========     =========

10.      AMOUNTS DUE FROM/TO RELATED COMPANIES

         These amounts are interest-free, unsecured and repayable on demand.

11.      BANK BORROWINGS

(a) Bank borrowings were comprised of the followings:

                                                                   MARCH 31,
                                                            -----------------------
                                                              2004           2005
                                                                 $              $

         Bank loans                                           802,649        32,051
         Bills payable and trust receipts loans             6,558,672     8,590,469
                                                            ---------     ---------

                                                            7,361,321     8,622,520
                                                            =========     =========

         The Group is obliged to make the following principal payments:

                                                                   MARCH 31,
                                                            -----------------------
                                                              2004           2005
                                                                 $              $
         Years ending March 31:
         2005                                               7,361,321            --
         2006 (no borrowings are repayable beyond 2006)            --     8,622,520
                                                            ---------     ---------

                                                            7,361,321     8,622,520
                                                            =========     =========


(b) At March 31, 2005, the Group's available banking facilities to the extent of approximately $14.8 million were secured by the following:

         (i)      The Group's short-term bank deposits;

         (ii)     The Group's land and buildings (Note 8);

         (iii)    The properties owned by the sole director of the Company; and

         (iv)     Personal guarantees put up by the director.

         In addition, the Company was obliged to meet the covenants of maintaining tangible net worth and net worth at certain levels. The Company was not in breach of any such covenants throughout the years.

         At March 31, 2005, the amount of unused available banking facilities, including unused letters of credit of approximately $2.0 million, was approximately $3.4 million.

         The interest rates of bank borrowings were Hong Kong best lending rate plus 0.25% to 1.5% per annum and HIBOR plus 0.25% to 0.5% per annum.

12.      CAPITAL LEASE OBLIGATIONS

         The Group leases certain machinery and equipment under non-cancelable leases classified as capital leases. The following is a schedule of future minimum lease payments for capital leases together with the present value of the net minimum lease payments:

                                                                                  MARCH 31,
                                                                       ---------------------------
                                                                             2004             2005
                                                                                $                $
          Years ending March 31:
          2005                                                             916,011               -
          2006                                                             696,447         785,673
          2007                                                             171,665         269,495
          2008 (no capital leases are repayable beyond 2008)                48,349          56,511
                                                                       -----------     -----------

          Total minimum lease payments                                   1,832,472       1,111,679
          Less: Capital lease charges                                      (96,954)        (23,253)
                                                                       -----------     -----------

          Present value of lease payments                                1,735,518       1,088,426
          Less: current maturities                                        (851,164)       (760,865)
                                                                       -----------     -----------

                                                                           884,354         327,561
                                                                       ===========     ===========


         Details of capitalized assets are set out in note 8(i).

13.      OTHER INCOME

         Other income includes the following:

                                                                                  YEAR ENDED MARCH 31,
                                                                  --------------------------------------------------
                                                                           2003             2004              2005
                                                                              $                $                 $

          Bank interest income                                            16,972            5,500             8,962
          Gain on disposal of property, plant and equipment                8,718            7,949                 -
          Interest income from a director                                237,161          311,674           113,098
          Other income                                                   167,421          203,895           175,724
                                                                  ---------------   --------------    --------------

                                                                         430,272          529,018           297,784
                                                                  ===============   ==============    ==============

14.      INCOME TAXES

         The income tax expenses consists of the following :

                                                                                YEAR ENDED MARCH 31,
                                                                  --------------------------------------------------
                                                                           2003             2004              2005
                                                                              $                $                 $
          Current tax:
              Hong Kong                                                   33,122           35,958            44,373

          Deferred tax:
              Hong Kong                                                  192,525          337,530           355,226
                                                                  ---------------   --------------    --------------

          Total expenses for income tax                                  225,647          373,488           399,599
                                                                  ===============   ==============    ==============


         Provision for Hong Kong profits tax is made at 16% for 2003 and 17.5% for 2004 and 2005 respectively on the estimated assessable profits of the respective years.

         No provision for PRC enterprise income tax is made as the subsidiary operating in the PRC has no assessable profits throughout the years.

         Income tax expenses vary from the amount computed by applying the statutory income tax rate to income before income tax as follows:

                                                                     YEAR ENDED MARCH 31,
                                                        ------------------------------------------
                                                            2003             2004           2005
                                                               $                $              $

         Income before income tax                          974,404       1,476,838       1,717,843
                                                        ==========      ==========      ==========

         Expected income tax expenses at Hong Kong
           income tax rate of 16%, 17.5% and 17.5%
           during 2003, 2004 and 2005                      155,905         258,447         300,623
         Income/expenses not taxable/deductible for
           tax purposes                                     41,935           5,201          46,034
         Increase in opening deferred tax due to
           increase in Hong Kong income tax rate                --          95,034              --
         PRC and Hong Kong tax rates differential          (32,812)        (20,460)        (48,588)
         Under/(over) provision of current tax for
           previous years                                      173          (2,941)           (539)
         Valuation allowances                               63,693          43,559         103,446
         Others                                             (3,247)         (5,352)         (1,377)
                                                        ----------      ----------      ----------

         Income tax expenses                               225,647         373,488         399,599
                                                        ==========      ==========      ==========


         The major components of deferred tax recognized in the consolidated balance sheets as of March 31, 2004 and 2005 are as follows:

                                                                                 MARCH 31,
                                                                       ----------------------------
                                                                              2004           2005
                                                                                 $              $

          Excess of tax depreciation expenses over book
            depreciation expenses                                        (1,451,570)     (1,974,843)
                                                                       ------------     -----------

          Expenses that are reported in financial statements
            prior to becoming deductible for tax purposes                    56,090         167,226
                                                                       ------------     -----------

          Tax losses                                                        334,008         494,365
          Less: Valuation allowances                                       (289,653)       (393,099)
                                                                       ------------     -----------

                                                                            44,355          101,266
                                                                       ------------     -----------

                                                                       ------------     -----------

                                                                         (1,351,125)     (1,706,351)
                                                                       ============     ===========


         The deferred tax recognized can be analyzed as follows:

                                                               MARCH 31,
                                                   ----------------------------
                                                          2004           2005
                                                             $              $

          Deferred tax assets                           136,391         302,582
          Deferred tax liabilities                   (1,487,516)     (2,008,933)
                                                   ------------    ------------

                                                     (1,351,125)     (1,706,351)
                                                   ============    ============


         At March 31, 2004 and 2005, the Company had tax losses carried forward amounting to $1,131,193 and $1,769,872, respectively. $253,457 and
         $578,663 of these tax losses can be utilized for an unlimited period of time, and the remaining $877,736 and $1,191,209 can be carried forward for five years from the year of loss.

         The management determined that the tax losses of $877,736 and $1,191,209 incurred by a subsidiary did not meet the realization criteria and thereby valuation allowance of $289,653 and $393,099 was made against the deferred tax asset as of March 31, 2004 and 2005 respectively.

15.      BASIC AND DILUTED NET INCOME PER SHARE

         The calculation of basic and diluted net income per share is based on the net income of $726,288, $1,078,911 and $1,309,300 and the weighted average number of 99, 100 and 100 shares in issue during 2003, 2004 and 2005, respectively.

         There were no dilutive instruments throughout the years.

16.      DIVIDEND

         During 2005, an interim dividend of $30,769.23 per share totaling $3,076,923 was declared by the sole director.

17.      SEGMENT INFORMATION

         The Company solely designs, manufactures, sells and distributes micro-motors of different functions and features, and they are used for toys, electrical appliances, office equipment, automobile accessories, camera, DVD and MP3 player.

         Since the nature of the products, their production processes, the type of their customers and their distribution methods are substantially similar, they are considered as a single reportable segment under FAS 131, "Disclosures about Segments of an Enterprise and Related Information".

         Long-lived assets with net book value of $11,307,032 and $13,783,941 are located in the PRC at March 31, 2004 and 2005 respectively. Geographic information about the net sales (based on the location of the customers) is set out as follows:

                                                     NET SALES (NOTE)
                                        ----------------------------------------
                                              2003          2004           2005
                                                 $             $              $

         Japan                           18,436,299    18,017,222     19,168,957
         Taiwan                           7,387,528    10,307,985     13,026,538
         PRC                                706,012       731,377        977,956
         Europe                           3,057,361     3,108,511      3,467,613
         United States & Canada           2,153,021     2,082,755      2,802,405
         Other countries                  5,031,246     5,718,107      9,255,111
                                        -----------   -----------    -----------

         Total                           36,771,467    39,965,957     48,698,580
                                        ===========   ===========    ===========

18.      PENSION PLANS

         The Group participates in a defined contribution pension scheme under the Mandatory Provident Fund Schemes Ordinance ("MPF Scheme") for all of its eligible employees in Hong Kong.

         The MPF Scheme is available to all employees aged 18 to 64 with at least 60 days of employment in Hong Kong. Contributions are made by the Group's subsidiary operating in Hong Kong at 5% of the participants' relevant income with a ceiling of HK$20,000. The participants are entitled to 100% of the Group's contributions together with accrued returns irrespective of their length of service with the Group, but the benefits are required by law to be preserved until the retirement age of 65.

         As stipulated by the PRC government regulations, the Group's subsidiary operating in the PRC is required to contribute to the PRC insurance companies organized by the PRC Government which are responsible for the payments of pension benefits to retired staff. The monthly contribution was equal to 28.5% of the salaries of the staff. The Group has no obligation for the payment of pension benefits beyond the annual contributions described above.

         The assets of the schemes are controlled by trustees and are held separately from those of the Group. Total pension cost was $82,679, $58,473 and $58,159 during 2003, 2004 and 2005, respectively.

19.      COMMITMENTS

                  (i) The Group leases office and factory premises under various non-cancelable operating lease agreements that expire at various dates through years 2005 to 2011. Minimum future commitments under these agreements with term in excess of one year as of March 31, 2005 were as follows:

                   YEAR                                                     $

                   2006                                                390,701
                   2007                                                386,408
                   2008                                                357,163
                   2009                                                323,423
                   2010                                                321,572
                   Thereafter                                          669,943
                                                                   ------------

                                                                     2,449,210
                                                                   ============

                           Rental expense was $861,095, $951,455 and $850,858
                           during 2003, 2004 and 2005, respectively.

                  (ii) At March 31, 2005, the Group has capital commitments in respect of acquisition of property, plant and equipment, which are contracted for but not provided for in the financial statements amounting to $422,545.

20.      MINORITY INTERESTS

         Minority interests resulted from the consolidation of a 90% owned subsidiary, Sun Motor Manufactory Limited.

21.      SUPPLEMENTAL CASH FLOW INFORMATION

                                                                                     MARCH 31,
                                                                  --------------------------------------------------
                                                                           2003             2004              2005
                                                                              $                $                 $

          Interest paid                                                  438,378          514,644           553,614
          Income tax paid/(refund)                                        88,325           32,682          (140,178 )
          Non-cash activities
              Property, plant and equipment acquired under
                capital lease obligations                              1,207,513        1,252,259           244,879
              Deposits for acquisition of property, plant and
                equipment settled via current account with
                a director                                                     -        2,564,103                 -
              Property, plant and equipment reallocated from
                deposits for acquisition                                       -                -         2,564,103
              Sale proceeds of property, plant and equipment
                not yet settled and included in other
                receivables                                                    -                -           305,905
              Interest income settled via current account with
                a director                                               237,161          311,674           113,098
              Dividend payment to a director settled
                via his current  account                                       -                -         2,892,308
                                                                  ===============   ==============    ==============


22.      RELATED PARTY TRANSACTIONS

         Apart from the transactions as disclosed in notes 6, 7 and 10, the Group entered into the following transactions with a director of the Company during the reporting periods:

         (a) Interest income amounting to $237,161, $311,674 and $113,098 was received from the director during the years ended March 31, 2003, 2004 and 2005 respectively. The interest was calculated based on the cost of funding of the Group plus 1.5% per annum, which approximates 8% for each of 2003, 2004 and 2005 on the outstanding amount.

         (b) Acquisition of property, plant and equipment amounting to $2,615,385 from the director during 2005 with its valuation determined by reference to a valuation report prepared by an independent professional appraiser.

         (c) At March 31, 2005, in order to secure the banking facilities granted to the Group:

                  o The director has issued a personal guarantee amounting to $1.54 million to a bank; and

                  o The director had given an unlimited personal guarantee to three banks.

23.      SUBSEQUENT EVENTS

         On May 2, 2005, the Company, the shareholders of the Company ("the Company Shareholders") and Wyoming Oil and Minerals, Inc. ("WYOI") entered into a "Securities Purchase Agreement and Plan of Reorganization" (the "Agreement"). Pursuant to the Agreement, the Company Shareholders agreed to sell all of the issued and outstanding common stock of the Company in exchange for WYOI's issuance of a total of 28,000,000 shares of common stock to the Company Shareholders.

         WYOI is a Wyoming Corporation with its common stock quoted on the Over-the-Counter Bulletin Board in the United States of America. Upon completion of the aforesaid transaction, the Company Shareholders owned 95.1% of the issued and outstanding share capital of WYOI. The transaction constituted a reverse takeover transaction and was completed on June 15, 2005.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                             SUN MOTOR INTERNATIONAL, INC.



Date:  December 5, 2005      By: /s/ Shi Kai Biu
                                 ----------------
                                 Shi Kai Biu, Chief Executive Officer (principal executive officer)